As filed with the Securities and Exchange Commission on February 22, 2017

Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

LEGALL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

GARNET ISLAND ACQUISITION CORPORATION

(Former name of registrant)

Delaware	5812	81-2355761
(State or other jurisdiction incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2215 North Wood Avenue
Linden, New Jersey 07036
+1 908-448-1222

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Inc. Plan
Trolley Square, Suite 20 C
Wilmington, Delaware 19806
+800 462-4633

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

With copy to
Cassidy & Associates
215 Apolena Avenue
Newport Beach, California 92662
949-673-4510 949-673-4525 (fax)

Approximate Date of Commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filed ☐
Non-accelerated filed ☐	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common Stock	1,000,000	$0.10	$100,000	$11.59

(1)	There is no current market for the securities and the price at which the Shares are being offered has been arbitrarily determined by the Company and used for the purpose of computing the amount of the registration fee in accordance with Rule 457 under the Securities Act of 1933, as amended.
(2)	Paid by electronic transfer.

EXPLANATORY NOTE

This registration statement and the prospectus therein cover the registration of 1,000,000 shares of common stock offered by the holders thereof.

The information contained in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission and these securities may not be sold until that registration statement becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	Subject to Completion, Dated February 22, 2017

LEGALL HOLDINGS, INC.

1,000,000 shares of common stock offered by selling shareholders at $0.10 per share

This prospectus relates to the offer and sale of 1,000,000 shares of common stock (the “Shares”) of LeGall Holdings, Inc. (“LHI” or the “Company”), $.0001 par value per share, by the holders thereof who are deemed to be statutory underwriters. The shares offered by the selling shareholders (the “Shares”) will be offered at a fixed price of $0.10 per share, for the duration of the offering.

The maximum number of Shares that can be sold pursuant to the terms of this offering by the selling shareholders is (in aggregate) 1,000,000 Shares. Funds received by the selling shareholders will be immediately available to such selling shareholders for use by them. The Company will not receive any proceeds from the sale of the Selling Shareholder Shares. All costs incurred in the registration of the Shares and the Selling Shareholder Shares are being borne by the Company.

The offering will terminate twenty-four (24) months from the date that the registration statement relating to the Shares is declared effective, unless earlier fully subscribed or terminated by the Company. The Company intends to maintain the current status and accuracy of this prospectus and to allow selling shareholders to offer and sell the Shares for a period of up to two (2) years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission.

Prior to this offering, there has been no public market for the Company’s common stock. No assurances can be given that a public market will develop following completion of this offering or that, if a market does develop, it will be sustained. The offering price for the Shares has been arbitrarily determined by the Company and does not necessarily bear any direct relationship to the assets, operations, book or other established criteria of value of the Company. The Shares will become tradable on the effective date of the registration statement of which this prospectus is a part.

Neither the Company nor any selling shareholders has any current arrangements nor entered into any agreements with any underwriters, broker-dealers or selling agents for the sale of the Shares. If the Company or selling shareholders can locate and enter into any such arrangement(s), the Shares will be sold through such licensed underwriter(s), broker-dealer(s) and/or selling agent(s).

	Price to Public	Proceeds to Company
Per Common Stock Share	$0.10	$0.00

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Company is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act.

The Company’s independent auditors have issued a report raising substantial doubt of the Company’s ability to continue as a going concern.

These securities involve a high degree of risk. See “RISK FACTORS” contained in this prospectus beginning on page 3.

LeGall Holdings, Inc.
2215 North Wood Avenue
Linden, New Jersey 07036
Prospectus dated            , 2016

i

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all the information important to making an investment decision. A potential investor should read the following summary together with the more detailed information regarding the Company and the common stock being sold in this offering, including “Risk Factors” and the financial statements and related notes, included elsewhere in this prospectus.

The Company

History

Legall Holdings, Inc. (the “Company” or “LHI”), a Delaware Corporation, is a development stage company designed as a global food & restaurant brand specializing in Caribbean and American cuisine and fine dining.”) The Company will operate a Caribbean restaurant brand known as “LE GRILLE”. The Holding Company also intends to distribute its own proprietary line of Jerk Sauce.

The Company was incorporated in the State of Delaware in April, 2016 and was formerly known as Garnet Island Acquisition Corporation. In May, 2016, Garnet Island Acquisition Corporation filed a registration statement with the Securities and Exchange Commission on Form 10 by which it became a public reporting company. As part of a change in control of Garnet Island, in August, 2016, the Company changed its name to LeGall Holdings, Inc.

The Company has an authorized capitalization of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of November 30, 2016, 6,000,000 shares of common stock and no preferred stock were issued and outstanding. The Company has a fiscal year end of December 31.

In July, 2016, the Company implemented a change of control by redeeming shares of existing shareholders, issuing shares to new shareholders, electing new officers and directors and accepting the resignations of its then existing officers and directors. In connection with the change of control, the shareholders of the Company and its board of directors unanimously approved the change of the Company’s name from Garnet Island Acquisition Corporation to LeGall Holdings, Inc.

Business

In its first few years of operation, the Company plans to establish a fast-casual model restaurant. The first restaurant of the Company shall be located with 40,000 daily traffic count and is in close proximity to East Andrews and Peachtree Rd. Zoned C-3 in the City of Atlanta. According to market research firm IBISWorld, the food service industry has seen an average annual growth rate of 2.7% over the last five years, positioning industry revenue to be around $45.1 billion in 2016. The food service industry is projected to see an average annual growth rate of 2.3% over the next five years, placing industry revenue at $50.5 billion in 2021.

According to the food experts, Jerk Sauce is versatile ingredient that adds a Jamaican kick to chicken, lamb, pork, fish and vegetable dishes. Today more than 20 brands of jerk sauce are marketed by Walmart alone. In general, the seasoning, sauce and condiment production industry, has seen an average annual growth rate of 2.3% over the last five years, positioning industry revenue to be around $21 billion in 2016, a 2.35% increase from 2015. The sauce and condiment production industries are projected to see an average annual growth rate of 2.3% over the next five years, placing industry revenue at $23.6 billion in 2021; this rate includes a 2.35% increase in 2016. This bodes well for the Company's long-term potential.

In the future, the Company intends to establish chain restaurants. According to market research firm IBISWorld, the chain restaurants industry has seen an average annual growth rate of 4.3% over the last five years, positioning industry revenue to be around $107.6 billion in 2016. The chain restaurants industry is projected to see an average annual growth rate of 2.0% over the next five years, placing industry revenue at $118.6 billion in 2021.

Risks and Uncertainties facing the Company

As a development stage company, the Company has no operating history and has continuously experienced losses since its inception. The Company’s independent auditors have issued a report raising substantial doubt of the Company’s ability to continue as a going concern. That is, the Company needs to create a source of revenue or locate additional financing in order to continue its developmental plans. As a development stage company, management of the Company has no prior experience in building and selling projects similar to that planned by the Company and in marketing and distributing such projects on a broad scale.

One of the biggest challenges facing the Company is the ability to raise adequate capital to generate sufficient cash flows from operations to meet its obligations, which it had not been able to accomplish to the date of the report, and/or obtain additional financing from its stockholders and/or other third parties.

Due to financial constraints, the Company has to date conducted limited operations. If the Company were unable to develop strong and reliable sources of funding for continued operations, it is unlikely that the Company could develop its operations to return revenue sufficient to further develop its business plan. Moreover, the above assumes that the Company’s efforts are met with customer satisfaction in the marketplace and exhibit steady adoption of its solutions amongst the potential base of customers, neither of which are currently known or guaranteed.

Due to these and other factors, the Company’s need for additional capital, the Company’s independent auditors have issued a report raising substantial doubt of the Company’s ability to continue as a going concern.

Trading Market

Currently, there is no trading market for the securities of the Company. The Company intends to initially apply for admission to quotation of its securities on the OTC Bulletin Board as soon as possible which may be while this offering is still in process. There can be no assurance that the Company will qualify for quotation of its securities on the OTC Bulletin Board.

The Offering

The maximum number of Shares that can be sold pursuant to the terms of this offering is 1,000,000. The offering will terminate twenty-four (24) months from the date of this prospectus unless earlier terminated by the Company.

This prospectus relates to the offer and sale of 1,000,000 shares of common stock of LeGall Holdings, Inc. offered by the holders thereof who are deemed to be statutory underwriters. The selling shareholders will offer their shares at a fixed price of $0.10 per share, for the duration of the offering.

Common stock outstanding before the offering	6,000,000	(1)
Common stock for sale by selling shareholders	1,000,000
Common stock outstanding after the offering	6,000,000
Offering Price	$0.10
Proceeds to the Company	$0
Value of Outstanding Shares on Offering Price(2)	$600,000
Stockholders Deficit as of September 30, 2016	$13,153.00

(1)	Based on number of shares outstanding as of the date of this prospectus.
(2)	The Company is not receiving any proceeds from the sale of the Shares offered by the selling shareholders. The selling shareholders are offering their shares at $0.10 per share and if the shareholders are successful in the sale of the shares at that price, the value of all the outstanding shares at that time (6,000,000) could be assumed to be $600,000.

In the future, following the completion of this offering, the Company most likely will need to raise capital for the projects which it anticipates to develop. The Company anticipates that it may raise such capital by an offering of its shares of common stock. If the Company does affect equity offerings of its securities and if the price paid for shares offered in such an offering is less than paid by the purchasers of Shares, then such purchasers will suffer a dilution in the value of their shares. Furthermore the issuance of such additional shares may impact the ability of any investor to sell their Shares once such shares are eligible for sale. The Company cannot anticipate that it will be able to affect such additional offerings of its securities and then failure of it to do so may severely impact its available capital to develop any of its ecological or organic food products. Or further its business plan.

RISK FACTORS

A purchase of any Shares is an investment in the Company's common stock and involves a high degree of risk. Investors should consider carefully the following information about these risks, together with the other information contained in the registration statement of which this prospectus is a part, before the purchase of any Shares. If any of the following risks actually occur, the business, financial condition or results of operations of the Company would likely suffer, the market price of the common stock would likely decline, and investors could lose all or a portion of their investment. The Company has listed the following risk factors which it believes to be that material to an investment decision in this offering.

The Company has no independent operating history and as such an investor cannot assess its profitability or performance but must rely on the experience of its president and other officers.

The Company is a development stage company and has no operating history and it is therefore not possible for an investor to assess prior performance or determine whether it will likely meet its projected business plan. Such lack of experience may result in the Company experiencing difficulty in adequately designing or building any project, thereby causing the project to function improperly or provide inadequate utility for which it is intended. If the Company’s projects cannot be completed or consistently function improperly or perform below expectations, the Company will likely be unable to market and sell many of its projects or products. An investor will be required to make an investment decision based solely on the management’s history and its projected operations in light of the risks, expenses and uncertainties that may be encountered by engaging in the building and managing of ecological theme parks and producing organically grown food.

The Company has accumulated deficit as of September 30, 2016 of $13,535.00.

As of June 30, 2016, the Company has an accumulated deficit of $13,535.00. This deficit may impact on the Company in various ways including, but not limited to, making it more difficult to borrow money, sell stock or to maintain a good market price.

The Company’s independent auditors have issued a report raising substantial doubt of the Company's ability to continue as a going concern.

The report of the Company's independent auditors contained in the Company's financial statements from April 4, 2016 (inception) through April 20, 2016 includes a paragraph mentioning that the Company has had no revenues and income since inception, and had a working capital deficit of $1,000 and an accumulated deficit of $1,312. These matters raise substantial doubt regarding the Company's ability to continue as a going concern without the influx of capital through the sale of its securities or through development of its operations.

Reliance on Management

Management will participate in all decisions with respect to the management of the Company, including (without limitation) determining projects on which to bid, operations, and development. In the event of the dissolution, death, retirement or other incapacity of the Management, the business and operations of the Company may be adversely affected.

The Company’s CEO controls a majority of the outstanding stock.

The CEO of the Company currently beneficially owns more than a majority of the Company’s outstanding common stock. As such, she controls most matters requiring approval by stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control, which in turn could have a material adverse effect on the market price of the Company’s common stock or prevent stockholders from realizing a premium over the market price for their Shares. Mrs. LeGall will retain substantial control over matters requiring approval, such as (without limitation) the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control.

Possible Use of Preferred Shares

The provisions of the Company’s governance give significant rights and control to the Company’s Management. Moreover, if the Company issues preferred shares, preferred shareholders would have substantially greater voting rights than other shareholders. Investors will have little to no voting control as related to the actual business. At this time, no preferred shares are outstanding and the Company currently has no plans to issue preferred shares; however, the Company may issue preferred shares in the future.

Broad Indemnification Provided to Management

The governing documents of the Company limit the liability of, and provide indemnification for, the Management and the respective directors, officers, employees and agents of the Company and the Management. The indemnification provided is to the full extent permitted under applicable Delaware law. Those provisions may limit certain rights of the shareholders against such parties, and moreover, an indemnification by the Company of the Management or any indemnified individual may result in substantial out-of-pocket costs and expenses payable by the Company. If the Company is forced to provide indemnification for any of these indemnified parties, it is possible that the assets of the Company could become depleted or the Company may otherwise suffer a material adverse financial consequence as a result of its indemnity obligations. As of the date of this Memorandum, to the knowledge of the Company, there is no pending litigation or proceeding that exists involving a director, officer, employee or agent of the Management or the Company where indemnification will be required or permitted.

Limited Transferability of Shares

There is no public market for the Shares. While the Company intends to develop a public market in the future, there can be no assurance if or when such a market would be expected to develop in the future. Even if a potential buyer could be found, the transferability of these Shares is also restricted by the provisions of the Securities Act of 1933, as amended, and Rule 144 promulgated thereunder. Unless an exemption is available, these Shares may not be sold or transferred without registration under the Securities Act of 1933, as amended.

Investors must be capable of bearing the economic risks of this investment with the understanding that these Shares may not be liquidated by resale or redemption and should expect to hold their Shares as a long-term investment (especially if no public trading market develops).

Speculative Nature of Investment

Investment in these Shares is speculative and, by investing, each investor assumes the risk of losing the entire investment. The Company has limited operations as of the date of this Private Placement Memorandum and will be solely dependent upon the Company and the Company's portfolio of assets, both of which are subject to the risks described herein. Accordingly, only investors who are able to bear the loss of their entire investment and who otherwise meet the investor suitability standards should consider purchasing these Shares.

Each prospective investor who invests in the Company must understand that investment in the Shares is speculative. By investing, potential investors understand that they may lose their entire investment in investing with the Company.

Price of Shares Arbitrarily Determined

Currently there is no market for the Company’s common stock. The purchase price of the Shares offered through this Memorandum has been arbitrarily determined and may not reflect their actual value. The purchase price of the Shares has been arbitrarily determined and is not the result of arm's-length negotiations. It bears no relationship to any established criteria of value such as book value or earnings per share, or any combination thereof. Further, the price is not based on past earnings of the Company, nor does the price necessarily reflect the current market value of the Company. No valuation or appraisal of the Company or the Company’s potential business has been prepared.

Investors in the Offering may experience immediate dilution of the value of their shares

Purchasers of the Shares may experience immediate dilution in the value of their Shares. Dilution represents the difference between the initial offering price per share paid by investors and the net tangible book value per share immediately after completion of the Offering. Net tangible book value per share is the net tangible assets of the Company (total assets less total liabilities less intangible assets), divided by the number of shares of common stock outstanding. Thus if at some other time, shares had been sold by the Company at a price less than the price paid by purchasers of the Shares or had been issued by the Company for services or as other non-cash consideration, then the value of such investor Shares immediately after purchase would be less than the purchase price.

The Company may complete a public offering (or private placement) for shares of common stock, to the extent legally permitted, in parallel with or immediately following this Offering.

The Company may conduct a primary public offering (or private placement) for Shares to raise proceeds for the Company. Such an offering may be conducted in parallel with or immediately following this Offering. Sales of additional Shares will dilute the percentage ownership of shareholders in the Company.

No Expectation to Pay Dividends

The Company has not paid any dividends with respect to its outstanding Shares and cannot predict when, or if, dividends will be paid. The Company does not currently anticipate paying any dividends on the Shares until a product is successfully commercialized and liquidity is realized. There is no guarantee the Company will ever receive any profit from its operations so as to be able to declare and pay dividends. There can be no assurance with respect to the amount and timing of any dividends other than to the shareholders, or that they will ever be made. Future dividends will be determined by the Management of the Company in light of prevailing financial conditions, earnings, if any, as well as other relevant factors.

No Registration: Limited Governmental Review

This Offering has not been registered with, or reviewed by, the U.S. Securities and Exchange Commission or any State agency or regulatory body, nor is registration contemplated.

Securities Exemption and Compliance

The Shares are being offered in reliance on an exemption from the registration provisions of the Securities Act and State securities laws applicable to offers and sales to investors meeting the investor suitability requirements set forth in this Memorandum. If the Company should fail to comply with the requirements of such exemption(s), investors may have the right to rescind their purchases of Shares. If a sufficient number of investors were successful in seeking rescission, the Company would face severe financial demands that would adversely affect the Company as a whole and also the investment in the Shares by the remaining investors/shareholders.

Early Developmental Stage Company

The Company has only a limited operating history upon which to base an evaluation of its business and future prospects. For financial accounting purposes, the Company is in its development stage, and its operations will be subject to all the risks inherent in the establishment of a new business. Included in these risks are limited capital, corporate infrastructure and marketing arrangements.

Before investing through this Offering, an investor should evaluate the risks, expenses and problems frequently encountered by companies that are in the development stage and that are entering new and potentially rapidly changing markets.

Little Experience in Being a Public Company

The Company is an early-stage company and as such has little experience in managing a public company. Such lack of experience may result in the Company experiencing difficulty in adequately operating and growing its business. Further, the Company may be hampered by lack of experience in addressing the issues and considerations which are common to growing companies. If the Company’s operating or management abilities consistently perform below expectations, the Company’s business is unlikely to thrive.

The Company is an early-stage company with no developed finance and accounting organization and the rigorous demands of being a public company require a structured and developed finance and accounting group. As a reporting company, the Company is already subject to the reporting requirements of the Securities

Exchange Act of 1934. However, the requirements of these laws and the rules and regulations promulgated thereunder entail significant accounting, legal and financial compliance costs which may be prohibitive to the Company as it develops its business plan, services and scope. These costs have made, and will continue to make, some activities more difficult, time consuming or costly and may place significant strain on its personnel, systems and resources.

The Securities Exchange Act requires, among other things, that companies maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on the development of the Company's business, financial condition and results of operations.

These rules and regulations may also make it difficult and expensive for the Company to obtain director and officer liability insurance. If the Company is unable to obtain adequate director and officer insurance, its ability to recruit and retain qualified officers and directors, especially those directors who may be deemed independent, will be significantly curtailed.

Intellectual Property

The Company has not applied for intellectual property or trade secret protection on any aspects of its business. The Company has no current plans on attempting to obtain patents, copyright, trademarks and/or service marks on any of its solutions and services. There can be no assurance that the Company can obtain effective protection against unauthorized duplication or the introduction of substantially similar solutions and services.

The Company's independent auditors have issued a report raising substantial doubt of the Company's ability to continue as a going concern.

The report of the Company's independent auditors contained in the Company's financial statements for the period ended April 20, 2016 includes a paragraph that explains that the Company has no current operations and there is no assurance that it will be able to obtain the financing or secure the clients or other matters in order to start operations. Even if operations do commence, there is no assurance that the Company will be profitable. These matters raise substantial doubt regarding the Company's ability to continue as a going concern without the influx of capital through the sale of its securities or through development of its operations.

The Company’s performance is subject to risks associated with the restaurant industry, including the highly competitive nature of the industry.

The Company shall derive a substantial portion of its revenues in the form of royalties based on a percentage of the gross sales of its franchised restaurants. Sales and profitability of these restaurants and, in turn, payments it receives from franchisees may be negatively impacted by a number of factors, some of which are outside of the Company’s control. The most significant are:

•	declines in comparable-restaurant sales growth rates due to: (i) failing to meet or adequately adapt to changing customers' expectations for food quality and taste or to innovate new menu items to retain the existing customer base and attract new customers; (ii) competitive intrusions in the Company’s markets; (iii) opening new restaurants that cannibalize the sales of existing restaurants; (iv) failure of national or local marketing to be effective; (v) weakening national, regional and local economic conditions; and (vi) natural or man-made disasters or adverse weather conditions;
•	negative trends in operating expenses such as: (i) increases in food costs including rising commodity costs; (ii) increases in labor costs including increases mandated by minimum wage and other employment laws, immigration reform, the potential impact of union organizing efforts, increases due to tight labor market conditions and the Patient Protection and Affordable Care Act; and (iii) increases in other operating costs including advertising, utilities, lease-related expenses and credit card processing fees;

•	the highly competitive nature of the restaurant industry with respect to, among other things: (i) price, service, location, personnel and the type and quality of food; (ii) the trend toward convergence in grocery, deli and restaurant services, as well as the continued expansion of restaurants in Caribbean and American cuisine; and (iii) the entry of major market players in non-competing industries into the food services market which could decrease the market share of the Company in it’s respective food categories;
•	the inability to open new restaurants that achieve and sustain acceptable sales volumes;
•	the inability to increase menu pricing to offset increased operating expenses;
•	failure to effectively manage further penetration into mature markets;
•	negative trends in the availability of credit and in expenses such as interest rates and the cost of construction materials that will affect our ability or our franchisees' ability to maintain and refurbish existing restaurants;
•	the inability to manage our company-owned restaurants due to unanticipated changes in, or availability of, qualified restaurant management, staff and other personnel; and
•	the inability to operate effectively in new and/or highly competitive geographic regions or local markets in which the Company or its franchisees have limited operating experience.

A lack of availability of suitable locations for new restaurants or a decline in the quality of the locations for then existing restaurants may adversely affect the Company’s sales and results of operations.

The success of the Company’s restaurants depends in large part on its locations. As demographic and economic patterns change, current locations may not continue to be attractive or profitable. Potential declines in neighborhoods where the Company’s restaurants are or shall be located or adverse economic conditions in areas surrounding those neighborhoods could result in reduced sales in those locations. In addition, desirable locations for new restaurant openings or for the relocation of existing restaurants may not be available at an acceptable cost when management identifies a particular opportunity for a new restaurant or relocation. Additionally, restaurant revitalization initiatives may not be completed as and when projected and may not produce the results management expects.

The Company may experience shortages or interruptions in the supply or delivery of food and other products from third parties or in the availability of utilities.

The franchised and company-operated restaurants are dependent on frequent deliveries of fresh produce, food, beverage and other products. This subjects the Company to the risk of shortages or interruptions in food and beverage supplies which may result from a variety of causes including, but not limited to, shortages due to adverse weather, labor unrest, political unrest, terrorism, outbreaks of food-borne illness, disruption of operation of production facilities, the financial difficulties, including bankruptcy, of our suppliers or other unforeseen circumstances. Such shortages could adversely affect the Company’s revenue and profits. The inability to secure adequate and reliable supplies or distribution of food and beverage products could limit the Company’s ability to make changes to its core menus or offer promotional “limited time only” menu items, which may limit the Company’s ability to implement its business strategies. The Company’s restaurants bear risks associated with the timeliness of deliveries by suppliers and distributors as well as the solvency, reputation, labor relationships, freight rates, prices of raw materials and health and safety standards of each supplier and distributor. Other significant risks associated with the Company’s suppliers and distributors include improper handling of food and beverage products and/or the adulteration or contamination of such food and beverage products. Disruptions in these relationships with suppliers and distributors may reduce the payments the Company receives from its franchisees or the profits generated by its company-operated restaurants. In addition, interruptions to the availability of gas, electric, water or other utilities may adversely affect operations.

A failure to develop and implement innovative marketing and guest relationship initiatives, ineffective or improper use of social media or other marketing initiatives, and increased advertising and marketing costs, could adversely affect business results.

If the Company’s competitors increase their spending on advertising and promotions, or if LHI’s advertising, media or marketing expenses increase, or if LHI’s advertising and promotions become less effective than those of it’s competitors, the Company could experience a material adverse effect on business results. A failure to sufficiently innovate, develop guest relationship initiatives, or maintain adequate and effective advertising could inhibit LHI’s ability to maintain brand relevance and drive increased sales.

As part of the Company’s marketing efforts, LHI will rely on search engine marketing and social media platforms to attract and retain guests. These efforts may not be successful, resulting in expenses incurred without the benefit of higher revenues or increased employee engagement. In addition, a variety of risks are associated with the use of social media, including the improper disclosure of proprietary information, negative comments about the Company’s brands, exposure of personally identifiable information, fraud, or out-of-date information. The inappropriate use of social media vehicles by the Company’s franchisees, guests or employees could increase LHI’s costs, lead to litigation or result in negative publicity that could damage the Company’s reputation. These efforts may not be successful, and pose a variety of other risks, as discussed below under the heading: “The Company is heavily dependent on information technology and any material failure of that technology could impair the Company’s ability to efficiently operate its business.”

Changing health or dietary preferences may cause consumers to avoid the Company’s in favor of alternative foods.

The food service industry as a whole rests on consumer preferences and demographic trends at the local, regional, national and international levels, and the impact on consumer eating habits of new information regarding diet, nutrition and health. LHI’s franchise development and system-wide sales depend on the sustained demand for its products, which may be affected by factors it does not control. Various factors such as: (i) the Food and Drug Administration’s menu labeling rules of nutritional content, (ii) nutritional guidelines issued by the United States Department of Agriculture and issuance of similar guidelines or statistical information by state or local municipalities, or (iii) academic studies, may impact consumer choice and cause consumers to select foods other than those that are offered by the Company’s restaurants. LHI may not be able to adequately its restaurants' menu offerings to keep pace with developments in consumer preferences, which may result in reductions to the franchise payments the Company receives from franchisees and the revenues generated by company-operated restaurants.

Factors outside the Company’s control may harm its brand's reputation.

The success of LHI’s restaurant business is largely dependent upon brand recognition and the strength of the Company’s franchise systems. The continued success of the Company’s franchisees and company-operated restaurants will be directly dependent upon the maintenance of a favorable public view of the Company’s brand. Negative publicity (e.g., crime, scandal, litigation, on-site accidents and injuries or other harm to customers) at a single LHI location can have a substantial negative impact on the operations of all restaurants within the LHI system. Multi-unit food service businesses such as LHI can be materially and adversely affected by widespread negative publicity of any type, but particularly regarding food quality, food-borne illness, food tampering, obesity, injury or other health concerns with respect to certain foods, whether or not accurate or valid. The risk of food-borne illness or food tampering cannot be completely eliminated. Any outbreak of food-borne illness or other food-related incidents attributed to LHI restaurants or within the food service industry or any widespread negative publicity regarding the LHI brand or the restaurant industry in general could harm the Company’s reputation. What’s more, a liability claim could injure the reputation of all LHI restaurants, whether or not it is ultimately successful.

Matters involving employees at company-operated restaurants may expose the Company to potential liability.

LHI is subject to United States federal, state and local employment laws that may expose the Company to liability if the Company is determined to have violated such employment laws. Failure to comply with federal and state labor laws pertaining to minimum wage, overtime pay, meal and rest breaks, unemployment tax rates, workers' compensation regulations, citizenship or residency requirements, child labor requirements, sales taxes and other employment-related matters may have a material adverse effect on business or operations. In addition, employee claims based on, among other things, discrimination, harassment or wrongful termination may divert financial and management resources and adversely affect operations. The losses that may be incurred as a result of any violation of such employment laws are difficult to quantify.

The Company’s failure or the failure of LHI’s franchisees to comply with federal, state and local governmental regulations may subject the Company to losses and harm to its brand.

LHI is subject to the Fair Labor Standards Act (which governs such matters as minimum wages, overtime and other working conditions), along with the Americans with Disabilities Act, the Immigration Reform and Control Act of 1986, various family leave mandates and a variety of other laws enacted, or rules and regulations promulgated by federal, state and local governmental authorities that govern these and other employment matters, including tip credits, working conditions, safety standards and immigration status. In 2014, the general counsel’s office of the National Labor Relations Board issued complaints naming the McDonald’s Corporation as a joint employer of workers at its franchisees for alleged violations of the Fair Labor Standards Act. There can be no assurance that other franchisors will not receive similar complaints in the future which may result in legal proceedings based on the actions of its franchisees. The Company expects increases in payroll expenses as a result of federal and state mandated increases in the minimum wage, and although such increases are not expected to be material, LHI cannot be assured that there will not be material increases in the future. Enactment and enforcement of various federal, state and local laws, rules and regulations on immigration and labor organizations may adversely impact the availability and costs of labor for the Company’s restaurants in a particular area or across the United States. Other labor shortages or increased team member turnover could also increase labor costs. In addition, the Company’s vendors may be affected by higher minimum wage standards or availability of labor, which may increase the price of goods and services supplied to LHI. The Company shall continue to evaluate the potential impact of the Patient Protection and Affordable Care Act and regulations issued thereto on its business, and to accommodate various parts of the law as they take effect. There are no assurances that a combination of cost management and price increases can accommodate all of the costs associated with compliance.

The Company is subject to extensive federal, state and local governmental regulations, including those relating to the food safety and inspection and the preparation and sale of food and alcoholic beverages. Disruptions within any government agencies could impact the U.S. food industry which may have an adverse effect on business. LHI is also subject to laws and regulations relating to building and zoning requirements. Each of the Company’s and its franchisees' restaurants will also be subject to licensing and regulation by alcoholic beverage control, health, sanitation, safety and fire agencies in the state, county and/or municipality where the restaurant is located. We generally have not encountered any material difficulties or failures in obtaining and maintaining the required licenses and approvals that could impact the continuing operations of an existing restaurant, or delay or prevent the opening of a new restaurant. Although the Company does not anticipate encountering any material difficulties or failures in obtaining and maintaining the required licenses and approvals necessary for continued operations of LHI restaurants and franchisees, certain material difficulties or failures may arise that could impact the continuing operations of the Company’s business.

In addition, the Company is subject to laws and regulations, which vary from jurisdiction to jurisdiction, relating to nutritional content and menu labeling. Compliance with these laws and regulations may lead to increased costs and operational complexity and may increase LHI’s exposure to governmental investigations or litigation. In connection with the continued operation or remodeling of certain restaurants, the Company or its franchisees may be required to expend funds to meet federal, state and local and foreign regulations. The inability to obtain or maintain such licenses or publicity resulting from actual or alleged violations of such laws could have an adverse effect on the Company’s results of operations.

Finally, the Company is subject to federal regulation and certain state laws, which govern the offer and sale of franchises. Many state franchise laws contain provisions that supersede the terms of franchise agreements, including provisions concerning the termination or non-renewal of a franchise. Some state franchise laws require that certain materials be registered before franchises can be offered or sold in that state. The failure to obtain or retain licenses or approvals to sell franchises could adversely affect the Company and its franchisees. Changes in, and the cost of compliance with, government regulations could have a material effect on operations.

The Company will be heavily dependent on information technology and any material failure of that technology could impair its ability to efficiently operate its business.

The Company will rely heavily on information systems across its operations, including, for example, point-of-sale processing in LHI restaurants, management of its supply chain, collection of cash, payment of obligations and various other processes and procedures. The Company’s ability to efficiently manage its business depends significantly on the reliability and capacity of these systems. The failure of these systems to operate effectively, problems with maintenance, upgrading or transitioning to replacement systems, fraudulent manipulation of sales reporting from its restaurants resulting in loss of sales and royalty payments, or a breach in security of these systems could be harmful and cause delays in customer service and reduce efficiency in operations. Significant capital investments might be required to remediate any problems.

As part of the Company’s marketing efforts, LHI will rely on search engine marketing and social media platforms to attract and retain guests. These efforts may not be successful, and pose a variety of other risks, as discussed above under the heading: “A failure to develop and implement innovative marketing and guest relationship initiatives, ineffective or improper use of social media or other marketing initiatives, and increased advertising and marketing costs, could adversely affect business results.”

The Company’s inability or failure to execute on a comprehensive business continuity plan following a major natural disaster such as an earthquake, tornado or man-made disaster, including terrorism, at a restaurant location or corporate facility, could materially adversely impact business.

The Company’s corporate systems and processes and corporate support for the Company’s restaurant operations will be handled primarily at one central location. The Company anticipates putting in place disaster recovery procedures and business continuity plans to address most events of a crisis nature, including earthquakes, tornadoes and other natural or man-made disasters, and back up and off-site locations for recovery of electronic and other forms of data and information. However, if LHI is unable to fully implement these disaster recovery plans, the Company may experience delays in recovery of data, inability to perform vital corporate functions, tardiness in required reporting and compliance, failures to adequately support field operations and other breakdowns in normal communication and operating procedures that could have a material adverse effect on the Company’s financial condition, results of operation and exposure to administrative and other legal claims.

The Company’s business depends on its ability to attract and retain talented employees.

The Company’s business is based on successfully attracting and retaining talented employees. The market for highly skilled employees and leaders in the Company’s industry is extremely competitive. If LHI is less successful in its recruiting efforts, or if the Company is unable to retain key employees, LHI’s ability to develop and deliver successful products and services may be adversely affected. Effective succession planning is also important to the Company’s long-term success. Failure to ensure effective transfer of knowledge and smooth transitions involving key employees could hinder LHI’s strategic planning and execution.

Litigation Risk

The Company does not have any business liability, disruption or litigation insurance, and any business disruption or litigation the Company experiences might result in it incurring substantial costs and diversion of resources.

Unforeseen Changes

While the Company has enumerated certain material risk factors herein, it is impossible to know all risks which may arise in the future. In particular, shareholders may be negatively affected by changes in any of the following: (i) laws, rules and regulations; (ii) regional, national and/or global economic factors; (iii) the capacity, circumstances and relationships of partners of the Company or the Management; or (iv) general changes in financial or capital markets.

The Company continuously encounters changes in its operating environment, and the Company may have fewer resources than many of its competitors to continue to adjust to those changes. The operating environment of the Company is undergoing rapid changes, with frequent introductions of laws, regulations, competitors, market approaches, and economic impacts. Future success will depend, in part, upon the ability of the Company to adapt to those changes and providing products and services that will satisfy the demands of their respective businesses and projects. Many of the competitors have substantially greater resources to adapt to those changes. The Company may not effectively react to all of the changes in its operating environment or be successful in adapting its products and approach.

Arbitration

By execution of the subscription agreement for purchase of the Shares, investors in this offering agree to submit to arbitration all claims arising from their investment. Arbitration may not afford investors all the relief they might obtain outside arbitration. Arbitration narrows procedural and other steps available to claimants (such as discovery, broad choice of venue and scope of appellate review) and is, in general, a more informal process than court action. On the other hand, arbitration is normally a less expensive process for a claimant than court action and normally results in a quicker final decision. However, investors may find that as a result of arbitration they are more restricted in the resolution of claims, if any, arising from this investment.

FORWARD-LOOKING STATEMENTS

This prospectus contains, in addition to historical information, certain information, assumptions and discussions that may constitute forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially than those projected or anticipated. Actual results could differ materially from those projected in the forward-looking statements. Although the Company believes its assumptions underlying the forward-looking statements are reasonable, the Company cannot assure an investor that the forward-looking statements set out in this prospectus will prove to be accurate.

Such “forward-looking statements” can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “should” or “anticipates”, or the negative thereof, or other variations thereon or comparable terminology, or by discussion of strategy. No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, which could cause actual results to vary materially from the future results covered in such forward-looking statements.

An investor should not rely on forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. The Company is not under a duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

DETERMINATION OF OFFERING PRICE

There is no public market for the Company’s common stock and the $0.10 price at which the Shares are being offered has been arbitrarily determined by the Company.

The Shares offered by the selling shareholders may be offered and sold, from time to time, by the selling shareholders described in this prospectus under the heading “Selling Shareholders” at a fixed offering price of $0.10 per share, for the duration of the offering.

DIVIDEND POLICY

The Company does not anticipate that it will declare dividends in the foreseeable future but rather intends to use any future earnings for the development of its business.

SELLING SHAREHOLDER SALES

This prospectus relates to the sale of 1,000,000 outstanding shares of the Company’s common stock by the holders of those shares. The selling shareholders will offer their shares at an offering price of — per share until such time as the Shares are quoted on the OTC Bulletin Board and offered thereafter at prevailing market or privately negotiated prices including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale or at prevailing market if a market should develop.

Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the common stock. The selling shareholders may from time to time offer their shares through underwriters, brokers-dealers, agents or other intermediaries. The distribution of the common stock by the selling shareholders may be effected in one or more transactions that may take place through customary brokerage channels, in privately negotiated sales; by a combination of these methods; or by other means. The Company will not receive any portion or percentage of any of the proceeds from the sale of the Shares.

PLAN OF DISTRIBUTION

General

The selling shareholders may seek an underwriter, broker-dealer or selling agent to sell the Shares. As of the date of this prospectus, no selling shareholder has entered into any arrangements with any underwriter, broker-dealer or selling agent for the sale of the Shares. The Company has no arrangements nor has it entered into any agreement with any underwriters, broker-dealers or selling agents for the sale of the Shares.

The Company intends to maintain the currency and accuracy of this prospectus and to sell the Shares for a period of up to two (2) years, unless earlier completely sold, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission.

The offering will terminate 24 months following the date of the initial effectiveness of the registration statement to which this prospectus relates unless earlier closed.

Selling Shareholders

The selling shareholders will offer their shares at an offering price of — per share until such time as the Shares are quoted on the OTC Bulletin Board and offered thereafter at prevailing market or privately negotiated prices including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale or at prevailing market prices if a market should develop. The distribution of the Selling Shareholder Shares may be effected in one or more transactions that may take place through customary brokerage channels, in privately-negotiated sales, by a combination of these methods or by other means. The selling shareholders may from time to time offer their shares through underwriters, brokers-dealers, agents or other intermediaries. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling shareholders in connection with sales of the Shares. The Company will not receive any portion or percentage of any of the proceeds from the sale of the Shares. Of the 1,000,000 Shares included in the registration statement, of which this prospectus is a part, none are held by any officers, affiliates or directors.

Resale of the Securities under State Securities Laws

The National Securities Market Improvement Act of 1996 (“NSMIA”) limits the authority of states to impose restrictions upon resale of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Securities Exchange Act. Resale of the Shares in the secondary market will be made pursuant to Section 4(1) of the Securities Act (sales other than by an issuer, underwriter or broker).

DESCRIPTION OF SECURITIES

Capitalization

Pursuant to the Company's certificate of incorporation and amendments thereto, the Company is authorized to issue 100,000,000 shares of common stock, par value $0.0001, of which 6,000,000 shares were outstanding as of the date of the registration statement, of which this prospectus is a part. The Company is also authorized to issue 20,000,000 share of preferred stock, par value $0.0001, of which no shares are designated or outstanding.

Common Stock

The Company is registering 1,000,000 shares of common stock offered for sale to the public by the holders thereof (selling shareholders) at an offering price of — per share. The selling shareholders will offer the Shares at — until such time as the Shares are quoted on the OTC Bulletin Board and offered thereafter by the selling shareholders at prevailing market or privately negotiated prices including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale or at prevailing market prices if a market should develop.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. In addition to any vote required by law, the consent of at least a majority of the holders of the then-outstanding shares of common stock is required to (i) redeem, purchase or otherwise acquire any share of common stock, (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of common stock; or (iii) amend the Articles of Incorporation of the Company if such amendment would change any of the rights, preferences or privileges of the common stock.

Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up, subject to the rights of the shares of preferred stock, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock. The Company may issue additional shares of common stock which could dilute its current shareholder's share value.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series as may be determined by the board of directors. The voting powers and preferences, the relative rights of each series, and the qualifications, limitations, and restrictions on such preferred stock shall be established by the board of directors, except that no holder of preferred stock shall have preemptive rights.

Admission to Quotation on the OTC Bulletin Board

If and when the Company meets the qualifications, it intends to apply for quotation of its securities on the OTC Bulletin Board. There is no assurance that the Company will ever meet such qualifications. The OTC Bulletin Board differs from national and regional stock exchanges in that it (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the “specialist” common to stock exchanges. To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing.

Penny Stock Regulation

Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell the Company’s common stock. The foregoing required penny stock restrictions will not apply to the Company’s common stock if such stock reaches and maintains a market price of $5.00 per share or greater.

Dividends

The Company has not paid any dividends to date. The Company intends to employ all available funds for the growth and development of its business, and accordingly, does not intend to declare or pay any dividends in the foreseeable future.

THE BUSINESS AND BUSINESS PLAN

Background

The Company is a development stage company and has limited operating history and is expected to experience losses in the near term. The Company’s independent auditors have issued a report raising substantial doubt about the Company’s ability to continue as a going concern.

Summary

The Company is a development stage company designed as a global food & restaurant brand specializing in Caribbean and American cuisine and fine dining.”) The Company will operate a Caribbean restaurant brand known as “LE GRILLE”. The Holding Company also intends to distribute its own proprietary line of Jerk Sauce. In 2014, there were approximately 4 million immigrants from the Caribbean residing in the United States, accounting for 9 percent of the nation’s 42.4 million immigrants. This new market segment has had a tremendous impact in their local communities and U.S. cuisine culture at large. As such, the Company will become the first multi-chain Caribbean-American Fast Casual restaurants in the United States. To launch, the Company intends to purchase an existing Caribbean restaurant located in Atlanta, Georgia and rebrand it according to the LE GRILLE concept. As the Company demonstrates proof of concept, the Company will franchise additional LE GRILLE restaurants in new territories.

Caribbean Fast-Casual Dining

Traditionally, the foods and spices of the 7,000 Caribbean islands represent a melting pot of cultures and cooking methods. The Company however will present Caribbean food blended with American taste to cater to the demand in target locations. The Company will be open for breakfast, lunch and dinner daily from 8am – 10pm. Menu items will range in price depending upon market & location, but pricing will normally fix at $9.00 to $16.00 per item. Menu items will include jerk chicken, ox-tail, brown stew chicken, curry meats, beef and catfish.

Property & Location

In its first few years of operation, the Company will establish a Fast-Casual model restaurant. The first restaurant the Company shall operate is located at 3173 Roswell Rd Atlanta, GA 30305 (“the Property”). The Property was previously owned by Tex’s Tacos. The Company intends to acquire control of the property and lease terms are being negotiated. There is ample parking around the building and the location is in close proximity to East Andrews and Peachtree Rd. Zoned C-3 in the City of Atlanta. The 900 square foot space has been used primarily as a catering service.

Atlanta is the capital of and the most populous city in the U.S. state of Georgia, with an estimated 2015 population of 463,878. Atlanta is the cultural and economic center of the Atlanta metropolitan area, home to 5,522,942 people and the ninth largest metropolitan area in the United States. Atlanta is the county seat of Fulton County, and a small portion of the city extends eastward into DeKalb County.

There are approximately 185,000 total households in Atlanta, with 34.6% of ages ranging between 25 to 44, 37.0% of the total population is white, 51.5% black or African American, and 4.2% asian (7.3% attributable to other races). 19.2% of households have at least one child under the age of 18 and approximately 80,000 (43.4%) of these households are represented by married-couple families. Median household income for this segment is approximately $35,000 and 90.3% of 25 year-olds and over are employed.

Jerk Sauce

Jerk Sauce is versatile ingredient that adds a Jamaican kick to chicken, lamb, pork, fish and vegetable dishes. Jerk is a style of cooking native to Jamaica in which meat is dry-rubbed or wet marinated with a very hot spice mixture called Jamaican jerk spice. Jerk seasoning is traditionally applied to pork and chicken. Modern recipes also apply jerk spice mixes to fish, shrimp, shellfish, beef, sausage, lamb, vegetables, and tofu. Jerk seasoning principally relies upon two items: allspice (called “pimento” in Jamaica) and Scotch bonnet peppers. Other ingredients may include cloves, cinnamon, scallions, nutmeg, thyme, garlic, brown sugar, ginger, and salt. The Company will supply Jerk Sauce in 10 oz. packaging to restaurants, grocery stores, and other markets. The Company also intends to distribute their proprietary sauce directly to consumers.

Catering Service & Franchising

The Company intends to offer catering services for personal and business needs as LHI expands. The Company’s catering services shall range from the most elegant affairs to business luncheons or a picnics at local parks. In addition, the Company aims to establish regional franchise chains three to five years into operation, provided the Company can prove out performance of its brand for owner-operated locations.

Marketing & Distribution

To gain market share, the Company intends to deploy an aggressive marketing strategy built primarily upon internet marketing tactics and strategy. The Company will run a strong campaign on social media via Facebook, Instagram and Twitter. Print advertising will round out the marketing model with print advertisements being placed in publications that are typically read by members of the targeted audience. The Company will also distribute its jerk sauce directly at the Company’s restaurants, online, and via print catalogs. As the business expands, the Company intends to seek out sauce distributors, retailers, grocery stores and shopping marts.

The Market

The primary target market for the products or services that are being offered by LE GRILLE restaurant will be households earning above $50K income. According to LoopNet area demographics, there are 85,505 households within 5-miles of the Property that earn more than $50,000 per year. According to IBIS World, an estimated 39.1% of industry demand comes from consumers in the nation’s highest income quintile;, and according to the US Census Bureau (2014-latest available data), the average consumer in the highest income bracket spent an average $5,125 on food and beverages consumed outside the home.

The target market for the Company’s Jerk Sauce will be grocery stores and restaurants. According to LoopNet, Grocery Stores within 5-miles vicinity of the Property gross nearly $629 million annually in revenue, and there are 15 major grocery stores in the vicinity of the Property, including; Kroger, Trader Joe’s, Whole Foods Market, The Fresh Market and Target. Restaurants expenditure within the 5-mile vicinity of the Property in 2015 was around $169 million.

Grocery wholesalers comprise the largest market for industry operators, accounting for 39.6% of industry revenue in 2016. Wholesalers supply industry products to retailers, such as supermarkets, discount stores, convenience stores and other businesses that sell bulk, packaged foods. However, this segment’s share of the market declined over the past five years as online ordering systems enabled some supermarket chains to purchase products directly from industry producers.

Food manufacturers constitute 31.7% of industry revenue in 2016. This segment includes manufacturers that produce savory snack foods, frozen foods, meat, bread and bakery products. Major ingredients purchased from the Seasoning, Sauce, and Condiment Production industry include seasonings, salt, flavoring extracts, natural food coloring, gravy and sauce mixes. Due to the variety of products manufactured by producers in this downstream market, declining demand from one industry is offset by greater demand from another industry.

Sales to the foodservice and hospitality industries account for 12.2% of industry revenue. Motels, hotels, restaurants, fast-food chains and convention centers purchase large quantities of this industry’s products to use as ingredients for their finished food products and meals.

Supermarkets and grocery stores are forecast to account for about 9.7% of revenue in 2016 and serve as the most important point of purchase for consumers. Exports are anticipated to account for 6.8% of revenue in 2016, up from 5.1% in 2011. Exports constitute a small share of industry revenue because producers within this industry usually localize manufacturing operations to minimize transportation and distribution costs.

Chain Restaurant Industry

The Chain Restaurants industry has experienced steady growth over the past five years. Over the period, as per capita income increased and unemployment declined, consumer confidence improved, giving rise to greater spending on sit-down meals. Although the average industry profit margin remains slim, profit margins at most chains have increased over the past five years, as revenue has grown and costs have been kept under control. Over the five years to 2016, industry revenue is expected to increase at an annualized rate of

4.3% to $107.6 billion. In 2016, growth is projected to reach 1.7% as the economy continues to show signs of strength and consumers become comfortable with increasing spending. Full-service chain restaurants operate within the increasingly competitive food service sector. Major chains such as DineEquity Inc. (which operates Applebee’s and IHOP) and Cracker Barrel Old Country Store compete against independent full-service restaurants, major fast food chains and a range of other establishments that offer meals to eat in or take away.

Over the past five years, consumers have sought greater convenience at a lower cost, to the detriment of full-service establishments, which serve sit-down meals. In response to greater competition, full service restaurant chains have invested in labor-saving technology to cut down costs and have redesigned restaurant layouts to create a more modern ambiance. The industry’s run of steady growth is projected to moderate over the five years to 2021. Industry revenue is forecast to grow at an annualized rate of 2.0% to $118.6 billion over the period. Consumers will increase their spending at restaurants as the economy continues to improve and unemployment dissipates. However, the industry will be weighed down by increasing competition from a growing number of fast casual restaurants that serve high quality food at reasonable prices and have business models that are not reliant on large overheads. This will serve to keep the average industry profit margin slim. For this reason, the major full service restaurant chains will increasingly look abroad to emerging economies for growth.

Market Size

Research shows, the number of establishments in the industry is approximately 31,834, which is expected to increase at an average annual rate of 1.69% over the next five years to reach 34,527 in 2021. IBISWorld estimates that in 2016, the average industry operator will obtain a profit equivalent to 4.5% of revenue. Despite increased competition, margins have since increased because many chains have implemented cost-cutting measures and invested in technology to reduce their reliance on labor. The number of industry employees has increased at an annualized rate of 3.0% to 1.9 million people over the five years to 2016. These trends bode well for LeGall Holdings, as they show the substantial profits that are available for successful industry players.

Product and Service Segmentation

The Chain Restaurants industry is dominated by chains that offer a menu with a wide variety of traditional US cuisine such as burgers, steaks, sandwiches, salads, fries and deserts. This type of food is heavily immersed into US culture and has therefore been the main driver of the industry’s growth over the past half-century. Major chains Applebee’s, Chili’s, Outback Steakhouse and T.G.I. Friday’s fit into this segment. US food can be further segmented into subcategories such as Tex-Mex (Chili’s Grill and Bar), BBQ (Famous Dave’s) and steak (Outback Steakhouse), based on the chain’s primary menu items.

Italian-American cuisine is a close variation on traditional Italian food, with recipes modified under the influence of US culture over the past two centuries. Modern Italian-American menu is heavily focused on pasta-based dishes and pizza and tend to include greater amounts of meat and garlic than traditional Italian dishes. Italian American dishes also tend to be characterized by large amounts of tomato sauce. Olive Garden and Carrabba’s Italian Grill are two prominent restaurant chains in this category.

About 17.0% of industry revenue is derived from chains that specialize in breakfast foods such as pancakes, waffles, omelets and French toast. While most chains in this segment also offer traditional lunch and dinner menus, breakfast food chains have developed a competitive advantage with in the food-service sector advertising their ‘all-day breakfast’ service. Well-known names in this category include IHOP, Denny’s and Waffle House.

Asian food is a diverse category that can be broken down into some regional styles based on the peoples and cultures of those regions. The main broad types include East Asian (including Chinese, Japanese, and Korean restaurants); Southeast Asian (including Vietnamese, Thai and Malaysian restaurants); and South Asian (including Indian, Sri Lankan and Bangladeshi restaurants). Other variations such as Middle Eastern and Central Asian cuisines have been included in the ‘Other’ category for this report.

Single Location Full-Service Restaurants

According to IBISWorld, The single Location Full-Service Restaurants industry has experienced robust growth over the past five years. Since 2011, the improving economy and rising consumer spending have led to consistent growth in restaurant spending. The fine dining segment has done particularly well over the past five years due to a quick recovery in the income levels of affluent consumers and the corporate sector. On the other hand, restaurants at the lower end of the market have struggled with low growth, as consumers have traded down to the innovative products served by a growing number of new fast-casual chains. Over the five years to 2016, IBISWorld estimates industry revenue will grow at an average annual rate of 3.5% to $181.0 billion. Revenue is expected to continue its upward trajectory in 2016, growing an estimated 1.8%.

The industry competes in the broader food service sector and consists of owner-operated restaurants that are independent of chain or franchised networks. The majority of operators are small, family-run businesses, causing the industry to be highly fragmented and competitive.

Single location restaurants face heavy competition from other food service providers, with chain restaurants, fast-food restaurants, hotels and other coffee and snack stores all in direct competition. For this reason, profit margins are low across the industry and operators rely on high product turnover to turn a profit. The average industry profit margin has increased over the past five years, along with demand. The industry’s steady growth is expected to continue over the next five years as the economy improves and consumer spending grows. Consumer spending is expected to increase 3.0% per year on average over the five years to 2021, benefiting the industry. Despite the optimistic operating conditions, industry restaurants will need to monitor and adjust to shifting consumer preferences. Rising health consciousness and ethical consumerism will present industry operators with ongoing opportunities to reach niche markets with premium products to increase profitability and revenue. The industry will also likely benefit from population and immigration growth, as well as a greater number of people living in urban areas, where restaurants are highly concentrated. In the five years to 2021, industry revenue is forecast to grow at an average annual rate of 2.4% to $204.2 billion. These growth trends bode extremely well for LeGall Holdings as it establishes its brand in the marketplace.

Market Segmentation

The major markets for the Single Location Full-Service Restaurants industry can be segmented based on some factors including income, age, geographic location and family structure. Given the discretionary nature of the industry, an indication of major markets can be inferred by annual expenditure on food and beverages consumed outside the home. According to the US Census Bureau, the average consumer spends about 4.9% of their annual expenditure on food and beverages consumed outside the home. An estimated 39.1% of industry demand comes from consumers in the nation’s highest income quintile. In 2014 (the latest available data), the average consumer in the highest income bracket spent $5,125 on food and beverages consumed outside the home, according to the US Census Bureau. On the other hand, those in the lowest income quintiles often need to make significant sacrifices to afford meals away from home.

The average consumer in the lowest income quintile spent $1,142 on out-of-home food consumption in 2014. The three middle-income quintiles represent more than 50.0% of industry demand, showing how important the middle-class consumer is to the industry’s performance. While these consumers do not typically spend big on luxury food items, they contribute to the steady demand for middle-of-the-range chain restaurants. The industry’s major markets distribution has not changed dramatically over time as spending patterns within income brackets are relatively established. There was some tightening of budgets during the recession, but this occurred across all demographics, so it did not influence the industry’s major markets distribution.

Health Consciousness

Rising health consciousness has a direct effect on industry operators as American consumers become increasingly concerned about fat content, fried foods, and salt content, especially when dining out. As such, rising concerns over the nutritional value of restaurant meals are likely to influence demand for certain foods on menus, thus encouraging industry players to alter their product mix. It is also expected to affect overall performance for industry players by rewarding operators who expand their menu choices to include a range of healthy meal options among other more indulgent food items.

Seasoning, Sauce & Condiment Production

The Seasoning, Sauce, and Condiment Production industry benefited from increased demand for its products over the past five years. Armed with thicker wallets, as represented by a rise in per capita disposable income, some consumers chose to trade up to premium and more expensive brands, sustaining industry growth. Despite the positive effect of higher income levels, higher prices curbed demand for dressings and condiments at retail stores. Due to higher input costs, manufacturers raised their product prices to maintain earnings. Consequently, many consumers continued to purchase discounted and promoted items at grocery stores or turned to generic brands due to increasing prices, restraining industry growth in the latter half of this period. Overall, IBISWorld expects industry revenue to grow at an average annual rate of 1.9% to $21.0 billion over the five years to 2016, including a projected increase of 2.4% in 2016. Other factors that influenced the performance of manufacturers during this period include growing health and nutrition concerns among consumers.

Increasing knowledge of the consequences of eating food with high fat and sodium content has caused some consumers to shun fatty and salty condiments and sauces. Consequently, manufacturers have expanded their product lines by introducing healthier brand extensions to appeal to this growing consumer segment. Additionally, the increasing popularity of ethnic cuisines and flavors has spurred demand for imported goods, intensifying the level of competition that domestic producers face. However, manufacturers benefited from the growing foreign demand for sauces and condiments produced in the United States, as exhibited by growing exports. The industry’s prospects are positive, with demand for seasoning, sauce, and condiments expected to remain consistent. Consumers and restaurant chains alike are expected to continue to adapt to ethnic trends in cuisine, reflecting the increasingly diverse US population. Additionally, consumers are expected to dine out at restaurants more often as consumer spending grows, lifting demand from foodservice providers. As a result of these trends, IBISWorld projects revenue to grow an annualized 2.3% to $23.6 billion over the five years to 2021. Also, industry profitability is expected to rise as operators pass down input prices and preparation costs to consumers.

SWOT Analysis

The Company's strengths are denoted by their officers Portia & Terrence LeGall's collective experience and knowledge as business entrepreneurs and pillars of the community. The Company also believes it is strengthened by its commitment to customer service, by the congenial ambiance that will be offered by the Property and others that follow, and by the rich taste of the Company's proprietary jerk sauce.

The Company will have to overcome certain weaknesses, particularly with regards to LHI's officers' limited business management experience in the restaurant industry. The Company also currently operates on limited working capital and shall require additional funding for a successful launch. What's more, as a new business, the Company must build its credibility over time.

The opportunity for success is ripe as Caribbean food gains in popularity, particularly in conjunction with the growth in target demographics. There is always the threat however of instability in the US economy which makes market activity difficult to forecast. In addition, larger companies with similar product offerings that have more resources and the ability to reach deeper into the market may compete with the Company.

Competition

The Company faces strict competition, both in the Caribbean food industry, and restaurant industry as a whole. The Company must consistently analyze the local competitive landscape to accelerate its position in the marketplace. As the Company builds its position and competitive advantages, it will continue to execute a marketing plan that highlights the benefits of its services. Any business that operates with a similar model serves as a direct or indirect competitor. The identified local competitors are described below:

•	Papi’s Cuban Grill — Founded: 2005; Address: 216 Ponce de Leon Ave. Atlanta, GA 30308.
•	Culinary Team: Rey Regalado, Teresa Regalado, Mac Fricon, Sergio Pineda
•	Specialties: Churrasco Steaks, Shrimp Scampi, Masitas de Puerco, Vaca Frita, Arroz con Pollo, Grilled Fish Fillet, Papi's Surf and Turf Volcano, Papi's Homemade Desserts
•	Branches: Stockbridge, Kennesaw, Lawrenceville, Tucker

•	The Cheesecake Factory, Inc. — Founded: 197
•	Headquarters: Calabasas Hills, California
•	Founders: David Overton, Oscar Overton, Evelyn Overton
•	Restaurants: 185 locations
•	Famous Products: Cheesecakes, burgers, pizza, pasta, steaks, sandwiches

The Cheesecake Factory, Inc. is a restaurant company and distributor of cheesecakes based in the United States. The company operates 185 full-service dining restaurants: 165 under The Cheesecake Factory brand, 11 under the Grand Lux Cafe brand and one under the Rock Sugar Pan Asian Kitchen brand. On January 25, 2011, the company expanded into the Middle East in partnership with Kuwaiti retail franchising company M.H. Alshaya Co. The 300-seat restaurant opened on August 16, 2012, at The Dubai Mall. This is the Cheesecake Factory's first location outside the United States

•	Havana Restaurant — Founded: 1976
•	Founder: Eddie Benedict Sr.
•	Location: 3978 Buford Hwy #108, Atlanta, GA 30345

The Benedit Family were the first to bring a full Cuban menu to the restaurant scene in Atlanta. They opened their original eatery on Buford Highway on Feb. 9, 1976, and two weeks later, Ms. Benedit discovered she was pregnant with Eddie Jr. Ms. Benedit says her son Eddie, “literally grew up in the restaurant, and has been involved since the beginning.

Owners of Fast-Casual Restaurants that will compete with the Company are denoted by the following industry leaders:

•	McDonald’s Corporation, 15.4% Market Share

McDonald’s, the world’s biggest fast food operator, opened its first store in 1948 in San Bernardino, CA, and signed its first franchise agreement in April 1954. By 1957, McDonald’s had 14 stores and opened its first international store in Canada just ten years later. McDonald’s currently employs over 440,000 staff and earned $27.4 billion globally in 2014. McDonald’s menu has traditionally consisted of a range of burgers, fries, desserts and beverages. The breakfast segment has become a battleground in the Fast Food industry over the past five years, as it is the only time segment that is currently growing. Over the five years to 2015, McDonald’s US revenue is expected to increase at an average annual rate of 0.2% to $8.6 billion.

•	Yum! Brands Inc., 8.7% Market Share

Yum! Brands Inc. (Yum) is a Louisville, KY-based fast food conglomerate. Until 1997, the restaurant chains within Yum Brands were owned by PepsiCo, which publicly listed its restaurant operations to improve its cash flow. Yum’s strategy involves the opening of collocated, multi-branded restaurants in high-traffic areas. It is not uncommon to find a KFC, Pizza Hut or Taco Bell located next to each other within the same building. Over the five years to 2015, Yum’s US revenue is expected to decline at an annualized rate of 11.0% to $2.3 billion.

•	Subway, 5.3% Market Share

Subway is a privately owned fast food chain that primarily sells sub sandwiches. The chain is owned by the holding company Doctor’s Associates Inc. All stores are franchised, and the company only employs a small head office staff. Nonetheless, it has over 250,000 people working in its franchised stores globally. In the United States alone, Subway serves nearly 2,800 sandwiches every 60 seconds. Subway establishments sell custom sub sandwiches, salads, and other food items. Subway’s US system-wide revenue will grow to $11.9 billion in 2015, up from about $10.6 billion in 2010, yielding annualized growth of 2.4% during the five years.

Seasoning, sauce and condiment producers that will compete with the Company are denoted by the following industry leaders:

•	Kraft Heinz Co., 17.0% Market Share

Kraft Foods Group Inc. was founded in 1903 while H.J. Jeinz Company was founded in 1869. In the second quarter of 2015, Kraft merged with H.J. Heinz Company and was renamed, Kraft Heinz. As a result of the merger, Kraft Heinz became the third largest food and beverage company in North America. The company sells its products in over 200 countries, and there are 50 countries where the company’s products have the number one or number two market share. IBISWorld expects Kraft Heinz’s industry-specific revenue to increase an annualized 1.0% to $3.6 billion in the five years to 2016.

•	McCormick & Company Inc., 7.9% Market Share

Headquartered in Sparks, MD, the company employs about 10,000 workers across the world and services customers in over 110 countries. IBISWorld estimates the company’s industry-relevant revenue to grow an annualized 2.3% to $1.7 billion over the five years to 2016.

•	ConAgra Foods, 3.2% Market Share

Headquartered in Omaha, NE, ConAgra Foods was established in 1971 and is one of North America’s leading packaged food companies, serving grocery retailers, restaurants, and other foodservice establishments. The business is divided into two reportable segments: consumer foods and commercial foods. In 2016, IBISWorld expects the company to generate $674.2 million in industry-specific revenue.

•	The Clorox Company, 2.5% Market Share

Clorox is a global company that is well known for its household cleaning supplies. With operations spanning across the globe, the company employs about 8,400 employees. In 2016, The Clorox Company’s industry-specific revenue is anticipated to reach $517.4 million.

•	Unilever, 1.2% Market Share

Unilever was established in 1930 and is a global producer and supplier of consumer goods. The company’s four operating segments are personal care, foods, refreshment and home care. Unilever is the top-selling producer of frozen foods in Europe. The company’s industry-specific revenue is expected to rise in 2016 to reach $234.0 million.

Employees

Currently the Company has no employees other than its executive officers and directors who devote approximately 90% of their time to the business of the Company.

THE COMPANY

The Company, formerly known as Garnet Island Acquisition Corporation, was incorporated in Delaware on April 2nd, 2016, to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions.

In May, 2016, Garnet Island Acquisition Corporation filed a registration statement with the Securities and Exchange Commission on Form 10 to become a public reporting company.

In August 2016, the Company redeemed an aggregate of 19,500,000 of the then 20,000,000 shares of outstanding stock at a redemption price of $.0001 per share for an aggregate redemption price of $1,950, the then current officers and directors resigned, and the Company changed its name to LeGall Holdings, Inc. The new officers and directors were appointed and elected and the Company issued 5,500,000 shares of its common stock to four shareholders:

Portia R. LeGall Co-CEO and Secretary Treasurer	3,750,000
Terrence G. LeGall Co-CEO	650,000
Tara P. LeGall VP of Marketing	500,000
Terrence G.M. LeGall Shareholder	100,000

Jumpstart Our Business Startups Act

In April, 2012, the Jumpstart Our Business Startups Act (“JOBS Act”) was enacted into law. The JOBS Act provides, among other things: Exemptions for emerging growth companies from certain financial disclosure and governance requirements for up to five years and provides a new form of financing to small companies; Amendments to certain provisions of the federal securities laws to simplify the sale of securities and increase the threshold number of record holders required to trigger the reporting requirements of the Securities Exchange Act of 1934; Relaxation of the general solicitation and general advertising prohibition for Rule 506 offerings; Adoption of a new exemption for public offerings of securities in amounts not exceeding $50 million; and Exemption from registration by a non-reporting company offers and sales of securities of up to $1,000,000 that comply with rules to be adopted by the SEC pursuant to Section 4(6) of the Securities Act and such sales are exempt from state law registration, documentation or offering requirements. In general, under the JOBS Act a company is an emerging growth company if its initial public offering (“IPO”) of common equity securities was affected after December 8, 2011 and the company had less than $1 billion of total annual gross revenues during its last completed fiscal year. A company will no longer qualify as an emerging growth company after the earliest of

(i)	the completion of the fiscal year in which the company has total annual gross revenues of $1 billion or more,
(ii)	the completion of the fiscal year of the fifth anniversary of the company's IPO;
(iii)	the company's issuance of more than $1 billion in nonconvertible debt in the prior three-year period; or
(iv)	the company becoming a “larger accelerated filer” as defined under the Securities Exchange Act of 1934.

The Company meets the definition of an emerging growth company will be affected by some of the changes provided in the JOBS Act and certain of the new exemptions. The JOBS Act provides additional new guidelines and exemptions for non-reporting companies and for non-public offerings. Those exemptions that impact the Company are discussed below.

Financial Disclosure.  The financial disclosure in a registration statement filed by an emerging growth company pursuant to the Securities Act of 1933 will differ from registration statements filed by other companies as follows:

(i)	audited financial statements required for only two fiscal years;
(ii)	selected financial data required for only the fiscal years that were audited;
(iii)	executive compensation only needs to be presented in the limited format now required for smaller reporting companies. (A smaller reporting company is one with a public float of less than $75 million as of the last day of its most recently completed second fiscal quarter)

However, the requirements for financial disclosure provided by Regulation S-K promulgated by the Rules and Regulations of the SEC already provide certain of these exemptions for smaller reporting companies. The Company is a smaller reporting company.

Currently a smaller reporting company is not required to file as part of its registration statement selected financial data and only needs audited financial statements for its two most current fiscal years and no tabular disclosure of contractual obligations.

The JOBS Act also exempts the Company's independent registered public accounting firm from complying with any rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) after the date of the JOBS Act's enactment, except as otherwise required by SEC rule.

The JOBS Act also exempts an emerging growth company from any requirement adopted by the PCAOB for mandatory rotation of the Company's accounting firm or for a supplemental auditor report about the audit.

Internal Control Attestation.  The JOBS Act also provides an exemption from the requirement of the Company's independent registered public accounting firm to file a report on the Company's internal control over financial reporting, although management of the Company is still required to file its report on the adequacy of the Company's internal control over financial reporting.

Section 102(a) of the JOBS Act goes on to exempt emerging growth companies from the requirements in 1934 Act §14A(e) for companies with a class of securities registered under the 1934 Act to hold shareholder votes for executive compensation and golden parachutes.

Other Items of the JOBS Act.  The JOBS Act also provides that an emerging growth company can communicate with potential investors that are qualified institutional buyers or institutions that are accredited to determine interest in a contemplated offering either prior to or after the date of filing the respective registration statement. The Act also permits research reports by a broker or dealer about an emerging growth company regardless if such report provides sufficient information for an investment decision. In addition the JOBS Act precludes the SEC and FINRA from adopting certain restrictive rules or regulations regarding brokers, dealers and potential investors, communications with management and distribution of a research reports on the emerging growth company IPO.

Section 106 of the JOBS Act permits emerging growth companies to submit 1933 Act registration statements on a confidential basis provided that the registration statement and all amendments are publicly filed at least 21 days before the issuer conducts any road show. This is intended to allow the emerging growth company to explore the IPO option without disclosing to the market the fact that it is seeking to go public or disclosing the information contained in its registration statement until the company is ready to conduct a road show.

Election to Opt Out of Transition Period.  Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a 1933 Act registration statement declared effective or do not have a class of securities registered under the 1934 Act) are required to comply with the new or revised financial accounting standard.

The JOBS Act provides a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of the transition period.

Legal Proceedings

There are no pending, threatened or actual legal proceedings in which the Company is a party.

Agreement with Tiber Creek Corporation

The Company entered into an agreement with Tiber Creek Corporation (“Tiber Creek”) whereby Tiber Creek would provide assistance in effecting transactions for the Company to become a public company, including the preparation and filing a registration statement with the Securities and Exchange Commission, assistance with applicable state requirements, advise and assistance on listing its securities on a trading exchange, assistance in establishing and maintaining relationships with market makers and broker-dealer, and assistance in other transactions, marketing and corporate structure activities available at that time.

Subsidiaries

The Company has no subsidiaries.

Reports to Security Holders

In May 2016 the Company (as Garnet Island Acquisition Corporation) filed a Form 10-12G general registration of securities pursuant to the Securities Exchange Act of 1934 and is a reporting company pursuant such Act and files with the Securities and Exchange Commission quarterly and annual reports and management shareholding information. The Company intends to deliver a copy of its annual report to its security holders, and will voluntarily send a copy of the annual report, including audited financial statements, to any registered shareholder who requests the same.

The Company’s documents filed with the Securities and Exchange Commission may be inspected at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street N.E., Washington, D.C. 20549. Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. All of the Company’s filings may be located under the CIK number 0001672899.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The Company is a development stage company and was incorporated in the State of Delaware in April 2016. As of the periods from inception, through the date of this prospectus, the Company did not generate any revenue and incurred minimal expenses and operating losses, as part of its development stage activities.

The Company anticipates that it would need substantial working capital over the next 12 months to continue as a going concern and to expand its operations to distribute, sell and market products and solutions.

The Company’s independent auditors have raised substantial doubt as to the ability of the Company to continue as a going concern. Unless the Company is able to generate sufficient cash flow from operations and/or obtain additional financing, there is a substantial doubt as to the ability of the company to continue as a going concern.

Going Concern

The Company has negative working capital, has incurred losses since inception, and has not yet received significant revenues from sales of products or services. The ability of the Company to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations.

Management’s plans include selling its equity securities and obtaining debt or other financing to fund its capital requirement and on-going operations; however, there can be no assurance the Company will be successful in these efforts. These factors create substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

Overview

The Company is a development stage company designed as a global food & restaurant brand specializing in Caribbean and American cuisine and fine dining.”) The Company will operate a Caribbean restaurant brand known as “LE GRILLE”. The Holding Company also intends to distribute its own proprietary line of Jerk Sauce. In 2014, there were approximately 4 million immigrants from the Caribbean residing in the United States, accounting for 9 percent of the nation’s 42.4 million immigrants. This new market segment has had a tremendous impact in their local communities and U.S. cuisine culture at large. As such, the Company will become the first multi-chain Caribbean-American Fast Casual restaurants in the United States. To launch, the Company intends to purchase an existing Caribbean restaurant located in Atlanta, Georgia and rebrand it according to the LE GRILLE concept. As the Company demonstrates proof of concept, the Company will franchise additional LE GRILLE restaurants in new territories.

As of November 30th, 2016, the Company had no cash and has earned no revenues nor realized any profits.

The Company intends to make an equity offering of its common stock for the acquisition and operation expenses. If it cannot raise the required cash, the Company will issue additional shares of common stock in lieu of cash.

Potential Revenue

The Company intends to earn revenue from sale of meals at Company-operated restaurants, through franchising of its brand and sale of its proprietary line of jerk sauce products, sold via retail and wholesale.

The Company will open its first LE GRILLE fast-casual restaurant location in early 2017, at 3173 Roswell Rd Atlanta, GA 30305. The revenue from this operation will include sale of ten to fifteen menu items.

Alternative Financial Planning

Mrs. Portia LeGall — Co-CEO of the Company will pay all operation expenses for the Company as Director’s loan with no interest calculated until the Company can raise sufficient funds for its operation and project development.

If the Company is not able to successfully raise monies as needed through a private placement or other securities offering (including, but not limited to, a primary public offering of securities), the Company’s ability to survive as a going concern and implement any part of its business plan or strategy will be severely jeopardized.

Equipment Financing

The Company has no existing equipment financing arrangements.

Critical Accounting Policies

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires making estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis of making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Development Stage and Capital Resources

Since its inception, the Company has devoted substantially all of its efforts to business planning. Accordingly, the Company is considered to be in the development stage. The Company has not generated revenues from its operations, and there is no assurance of future revenues.

There is no assurance that the Company’s activities will result in any operations or that any operations, if begun, will generate revenues. The Company will need additional capital, but there is no assurance that the Company will be able to obtain such capital on terms satisfactory to the Company. Accordingly, given the Company’s limited cash and cash equivalents on hand, the Company will be unable to implement its business plans and proposed operations unless it obtains additional financing or otherwise is able to generate revenues and profits. The Company may raise additional capital through sales of debt or equity, obtain loan financing or develop and consummate other alternative financial plans.

Discussion of the period from April 4, 2016 through September 30, 2016

For the period from April 4, 2016 (Inception) to September 30, 2016, LeGall Holdings Inc. had not generated revenues and had no income or cash flows from operations since inception. LeGall Holdings Inc. had sustained net loss of $14,715 and an accumulated deficit of $14,715 for the period from April 4, 2016 (Inception) to September 30, 2016. Losses incurred were due to expenses incurred in the normal course of business including paying for accounting, legal and audit fees.

The Company had no cash provided or used in operating activities. The Company did incur a liability due to related party for operating expense paid by Portia LeGall, the Company’s Chief Executive Officer. For the nine months ended September 30, 2016, expenses paid by the CEO on behalf of the Company equaled $11,973. Interest expense accrued for liability due to related party amounted to $180.

Other non-cash adjustments came from expenses paid by a stockholder and received equity. For the nine months ended September 30, 2016, expenses paid by the stockholder and contributed as capital was $1,562.

Discussion of the Three Months Ending September 30, 2016

For the three-months ended September 30, 2016, LeGall Holdings Inc. had not generated revenues and had no income or cash flows from operations since inception. LeGall Holdings Inc. had sustained net loss of $13,153. The losses are largely contributed to operating expense incurred, by the Company, for the purposes of building business relationships and paying for accounting, legal and audit fees.

As of September 30, 2016, the Company has no cash or cash equivalents.

The Company has accrued liabilities in the amount of $1,000 and liabilities due to related party of $11,973, as of September 30, 2016.

The Company's independent auditors have issued a report raising substantial doubt about the Company's ability to continue as a going concern. At present, the Company has no operations and the continuation of LeGall Holdings Inc. as a going concern is dependent upon financial support from its stockholders, its ability to obtain necessary equity financing to continue operations and/or to successfully locate and negotiate with a business entity for the combination of that target company with LeGall Holdings Inc.

MANAGEMENT

The following table sets forth information regarding the members of the Company’s board of directors and its executive officers:

Name	Age	Position	Year Commenced
Portia LeGall	54	Co-CEO, Treasurer and Secretary	2016
Terrence LeGall	62	Co-CEO	2016
Tara P. LeGall	27	VP of Marketing	2016

Portia R. LeGall serves as the Co-Chief Executive Officer, Secretary and Treasurer of the Company. Prior to the formation of LHI, From 2011 to the present, Ms. LeGall has been the CEO of a consulting firm in fashion, makeovers and relationship counseling. Since 2003 Ms. LeGall has also served as a gospel singer and event host. From 2013 to 2015 she was the co-host of an Internet radio show about money and relationships. Since 2003, Ms. LeGall has been involved in charitable activities at Abundant Life Family Worship Church and Morning Star Community Church.

Terrence G. LeGall serves as co-Chief Executive Officer of the Company. Since 2011 to the present, Mr. LeGall has served as CEO of the LeGall Group, a consulting organization. Since 2011, he has served as a consultant to Abundant Life Family Worship Church and others. From 2013 to 2015 he was the co-host of an Internet radio show about money and relationships.

Tara P. LeGall serves as the Vice President of Marketing of the Company. Tara graduated from Savannah College of Arts and Design in Atlanta, Georgia with a Bachelor of Arts degree in Fashion Design and Marketing. Tara was employed in sales in design at Forever 21 Stores from 2012 to 2013, then employed as assistant manager at Nike Corporation from 2012 to 2015. Tara was active CEO of Tara Patrice Company from 2015 to present. She is involved in charitable activities at the Morning Star Community Church.

Director Independence

Pursuant to Rule 4200 of The NASDAQ Stock Market one of the definitions of an independent director is a person other than an executive officer or employee of a company. The Company’s board of directors has reviewed the materiality of any relationship that each of the directors has with the Company, either directly or indirectly. Based on this review, the board has determined that there are no independent directors.

Committees and Terms

The Board of Directors (the “Board”) has not established any committees.

Legal Proceedings

There are currently no pending, threatened or actual legal proceedings in which the Company or any subsidiary is a party.

EXECUTIVE COMPENSATION

Discussion of Compensation Table

The Company has not paid any compensation to date. The Company anticipates that it will commence payment of compensation. No officer or director received any salary or stock or stock awards in 2016.

Employment Agreements

The Company has not entered into employment agreements with any of its employees or officers.

Anticipated Officer and Director Remuneration

The Company has not to date paid any compensation to any officer or director nor is any compensation owned to any officer or director as of date hereto. The Company intends to begin to pay annual salaries to all its officers and will pay an annual stipend to its directors when, and if, it completes a primary public offering for the sale of securities and/or the Company reaches profitability, experiences positive cash flow and/or obtains additional funding. At such time, the Company anticipates offering cash and non-cash compensation to officers and directors. In addition, although not presently offered, the Company anticipates that its officers and directors will be provided with a group health, vision and dental insurance program at subsidizes rates, or at the sole expense of the Company, as may be determined on a case-by-case basis by the Company in its sole discretion.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this prospectus regarding the beneficial ownership of the Company’s common stock by each of its executive officers and directors, individually and as a group and by each person who beneficially owns in excess of five percent of the common stock after giving effect to any exercise of warrants or options held by that person.

Name and Address of Beneficial Owner	Position	Amount of Shares Beneficial Owned	Percent of class(1)
Portia R. LeGall	Co-CEO, Secretary and Treasurer	3,750,000	62.5%
Terrence P. LeGall	Co-CEO	650,000	10.8%
Tara P. LeGall	VP of Marketing	500,000	8.3%

(1)	Based upon 6,000,000 shares outstanding as of the date of this offering.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

James Cassidy and James McKillop, selling shareholders of the Company, were both former officers and directors of the Company. Mr. Cassidy and Mr. McKillop were involved with the Company prior to the change in control and may be considered promoters of the Company. Messrs. Cassidy and McKillop each initially owned 10,000,000 shares of common stock of the Company for which each paid $1,000. As part of the change of control, Messrs. Cassidy and McKillop each consented to the redemption of 9,750,000 shares of the common stock held by each of them for a redemption price of $975 each.

Each of Messrs. Cassidy and McKillop retains 250,000 shares and is a selling shareholder in this registration statement. As the initial shareholder/officer of the Company, Mr. Cassidy provided services to the Company without charge, including preparation and filing of the corporate documents and preparation of the initial registration statement. Mr. Cassidy continues to provide legal services to the Company through its arrangement with Tiber Creek Corporation in the preparation of this registration statement and assistance in preparation of certain of its filings required pursuant to the Securities Exchange Act of 1934. Mr. McKillop, through Tiber Creek Corporation, will provide services to the Company, if needed, in facilitating introductions and meetings with professionals in the brokerage and financial communities.

In accordance with a April 30th, 2016 Board of Directors meeting, Mrs. LeGall — Co-CEO of the company agreed to pay all operation expenses for the Company as Director’s loan with no interest calculated until the Company can raise sufficient funds for its operation and project development. This was an oral agreement between the Company and Mrs. LeGall.

SELLING SHAREHOLDERS

The Company is registering for offer and sale by existing holders thereof 1,000,000 shares of common stock held by such shareholders. The Company will not receive any proceeds from the sale of the Selling Shareholder Shares. The selling shareholders have no agreement with any underwriters with respect to the sale of the Selling Shareholder Shares. The selling shareholders, who are deemed to be statutory underwriters, will offer their shares at a fixed price of $0.10 per share, until the close of the Offering.

The following table sets forth ownership of shares held by each person who is a selling shareholder.

	Before Offering	After Offering
Name of Selling Shareholder	# Shares	Percent(1)	# Shares	Percent
CHRISTIAN SANCHEZ	10,000	*	0	0%
REGINALD TYLER	10,000	*	0	0%
RICHARD B. HOLMES	10,000	*	0	0%
WILLIAM SEARIGHT	10,000	*	0	0%
DAPHNE BOLDEN	10,000	*	0	0%
JOHN JONES	10,000	*	0	0%
GERTRUDE ETTA	10,000	*	0	0%
BRIAN A. NANDY	10,000	*	0	0%
SIDDEEQ WILLIAMS	10,000	*	0	0%
DUANE JEFFERSON	10,000	*	0	0%
JERLINE E. KELLY	10,000	*	0	0%
DEREK ELAH THOMPSON	10,000	*	0	0%
JOHN C. ARNOLD	10,000	*	0	0%
KOI D. KIRK	10,000	*	0	0%
STEPHEN E. TARVER IV	10,000	*	0	0%
LIBNI REYES	10,000	*	0	0%
GUILLAME LAFOREST	10,000	*	0	0%
DARYL SCALES	10,000	*	0	0%
JULVIA M. FIGUEROA	10,000	*	0	0%
CRYSTAL ALLEN	10,000	*	0	0%
THERMAN EVANS	10,000	*	0	0%
MICHAEL S. BROWN	10,000	*	0	0%
JOSEPH J. DELSOIN	10,000	*	0	0%
NATHAN HOLLIS	10,000	*	0	0%
CHRISTINA NOVELLI	10,000	*	0	0%
KATHY MEDRANO	10,000	*	0	0%
DAVID YAMOAH	20,000	*	0	0%
TYRONE DOTSON	10,000	*	0	0%
MICHELLE JENKINS	10,000	*	0	0%
MONIQUE JONES	20,000	*	0	0%
MICHAEL STARKS	20,000	*	0	0%
ALEX WASHINGTON	40,000	*	0	0%
CYNTHIA WHITLEY	50,000	*	0	0%
ROLAND D. CASSEY	50,000	*	0	0%
MARYSE ELISCARD	20,000	*	0	0%
JAMES CASSIDY	250,000	4.17%	0	0%
JAMES MCKILLOP	250,000	4.17%	0	0%
TOTAL	1,000,000

*	Less than 1%.
(1)	Based on 6,000,000 shares outstanding as of the date of this prospectus.

DESCRIPTION OF SECURITIES

Capitalization

Pursuant to the Company's certificate of incorporation and amendments thereto, the Company is authorized to issue 100,000,000 shares of common stock, par value $0.0001, of which 6,000,000 shares are outstanding as of the date of the registration statement, of which this prospectus is a part. The Company is also authorized to issue 20,000,000 share of preferred stock, par value $0.0001, of which none have been designated or issued.

Common Stock

The Company is registering 1,000,000 shares of common stock offered for sale the holders thereof (selling shareholders) at a fixed offering price of $0.10 per share.

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. In addition to any vote required by law, the consent of at least a majority of the holders of the then-outstanding shares of common stock is required to (i) redeem, purchase or otherwise acquire any share of common stock, (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of common stock; or (iii) amend the Articles of Incorporation of the Company if such amendment would change any of the rights, preferences or privileges of the common stock.

Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up, subject to the rights of the shares of preferred stock, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock. The Company may issue additional shares of common stock which could dilute its current shareholder's share value.

Preferred Stock

The Company has 20,000,000 authorized undesignated shares of preferred stock. As of date hereof, no designation of any series of preferred stock has been created and no shares issued. The board of directors is has the authority to effect a series of preferred stock and designate the rights and preferences thereto.

Market Price

There is no public market for the Company’s common stock and there is no market price for the Company's common stock.

Admission to Quotation on the OTC Bulletin Board

If and when the Company meets the qualifications, it intends to apply for quotation of its securities on the OTC Bulletin Board. There is no assurance that the Company will ever meet such qualifications. The OTC Bulletin Board differs from national and regional stock exchanges in that it (1) is not situated in a single location but operates through communication of bids; offers and confirmations between broker-dealers and (2) securities admitted to quotation are offered by one or more broker-dealers rather than the “specialist” common to stock exchanges. To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing. In addition, the Company must make available adequate current public information as required by applicable rules and regulations.

If the Company is not able to qualify for quotation on the OTC Bulletin Board or for other reasons, the Company may elect to have its securities initially traded in the OTC Markets Group Inc. (formerly the Pink OTC Markets, aka the “Pink Sheets”). The OTC Markets Group Inc. is the largest electronic marketplace for broker-dealers to trade unlisted stocks. In general there is greater liquidity for traded securities on the OTC Bulletin Board. It is not possible to predict where, if at all, the securities of the Company will be traded following the effectiveness of this registration statement.

Penny Stock Regulation

Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or listed on the Nasdaq Stock Market, provided that current price and volume information with respect to transactions in such securities are provided by the exchange or system. The penny stock rules impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Because of these penny stock rules, broker-dealers may be restricted in their ability to sell the Company’s common stock. The foregoing required penny stock restrictions will not apply to the Company’s common stock if such stock reaches and maintains a market price of $5.00 per share or greater.

Transfer Agent

It is anticipated that Globex Transfer, LLC of Deltona, Florida will act as transfer agent for the common stock of the Company.

Dividends

The Company has not paid any dividends to date.

LEGAL MATTERS

Cassidy & Associates, Newport Beach, California, has given its opinion as attorneys-at-law regarding the validity of the issuance of the Shares offered by the Company.

EXPERTS

The financial statements of our company included in this prospectus and in the registration statement for the period from April 4, 2016 (Inception) to April 20, 2016 has been audited by KCCW Certified Public Accountants, independent registered public accounting firm, Diamond Bar, California to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES

The Company’s Certificate of Incorporation include an indemnification provision that provides that the Company shall indemnify directors against monetary damages to the Company or any of its shareholders by reason of a breach of the director’s fiduciary except (i) for any breach of the director’s duty of loyalty to the Company or its shareholders or (ii) for acts or omissions not in good faith or which involve intentional misconduct of (iii) for unlawful payment of dividend or unlawful stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit.

The Bylaws of the Company provide that the Company shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all directors of the Company, as well as any officers or employees of the Company to whom the Company has agreed to grant indemnification. Section 145 of the Delaware General Corporation Law (“DCL”) empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. The Delaware General Corporation Law provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s by-laws, any agreement, vote of shareholders or otherwise.

The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The Certificate of Incorporation does not specifically indemnify the officers or directors or controlling persons against liability under the Securities Act.

The Securities and Exchange Commission’s position on indemnification of officers, directors and control persons under the Securities Act by the Company is as follows:

INSOFAR AS INDEMNIFICATION FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933 MAY BE PERMITTED TO DIRECTORS, OFFICERS AND CONTROLLING PERSONS OF THE SMALL BUSINESS ISSUER PURSUANT TO THE RULES OF THE COMMISSION, OR OTHERWISE, THE SMALL BUSINESS ISSUER HAS BEEN ADVISED THAT IN THE OPINION OF THE SECURITIES AND EXCHANGE COMMISSION SUCH INDEMNIFICATION IS AGAINST PUBLIC POLICY AS EXPRESSED IN THE ACT AND IS, THEREFORE, UNENFORCEABLE.

Garnet Island Acquisition Corporation

FINANCIAL STATEMENTS FOR
Period from April 4, 2016 (Inception)
to April 20, 2016

FINANCIAL STATEMENTS

Page
Report of Independent Registered Public Accounting Firm	F-2
Financial Statements	F-3 – F-6
Notes to Financial Statements	F-7 – F-9

KCCW Accountancy Corp. CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Garnet Island Acquisition Corporation

We have audited the accompanying balance sheet of Garnet Island Acquisition Corporation (the “Company”) as of April 20, 2016, and the related statement of operations, changes in stockholders’ deficit and cash flows for the Period from April 4, 2016 (Inception) to April 20, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company was not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. Our audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of April 20, 2016 and the results of its operations and its cash flows from April 4, 2016 (Inception) to April 20, 2016 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has had no revenues and income since inception. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2, which includes the raising of additional equity financing or merger with another entity. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KCCW Accountancy Corp.
Diamond Bar, California
May 2, 2016

GARNET ISLAND ACQUISITION CORPORATION

BALANCE SHEET

April 20, 2016

ASSETS
Current assets
Cash	$—
Total assets	$—
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued liabilities	$1,000
Total liabilities	1,000
Stockholders’ deficit
Preferred stock, $0.0001 par value, 20,000,000 shares authorized; none outstanding
Common stock, $0.0001 par value, 100,000,000 shares authorized; 20,000,000 shares issued and outstanding	2,000
Discount on Common Stock	(2,000)
Additional paid-in capital	312
Deficit accumulated during the development stage	(1,312)
Total stockholders’ deficit	(1,000)
Total liabilities and stockholders’ deficit	$—

The accompanying notes are an integral part of these financial statements.

GARNET ISLAND ACQUISITION CORPORATION

STATEMENT OF OPERATIONS

For the period from April 4, 2016 (Inception) to April 20, 2016
Revenue	$—
Cost of revenue	—
Gross profit	—
Operating expenses	1,312
Loss before income taxes	(1,312)
Income tax expense	—
Net loss	$(1,312)
Loss per share – basic and diluted	$(0.00)
Weighted average shares-basic and diluted	20,000,000

The accompanying notes are an integral part of these financial statements.

GARNET ISLAND ACQUISITION CORPORATION

STATEMENT OF STOCKHOLDERS’ DEFICIT

	Common Stock		Discount on Common Stock	Additional Paid-in Capital	Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance, April 4, 2016 (Inception)	—	$—	$—	$—	$—	$—
Issuance of common stock	20,000,000	2,000	(2,000)	—	—	—
Additional paid-in capital	—	—	—	312	—	312
Net loss	—	—	—	—	(1,312)	(1,312)
Balance, April 20, 2016	20,000,000	$2,000	$(2,000)	$312	$(1,312)	$(1,000)

The accompanying notes are an integral part of these financial statements.

GARNET ISLAND ACQUISITION CORPORATION

STATEMENT OF CASH FLOWS

For the period from April 4, 2016 (Inception) to April 20, 2016
OPERATING ACTIVITIES
Net loss	$(1,312)
Non-cash adjustments to reconcile net loss to net cash:
Expenses paid for by stockholder and contributed as capital	312
Changes in Operating Assets and Liabilities:
Accrued liability	1,000
Net cash (used in) operating activities	—
Net increase in cash	—
Cash, beginning of period	—
Cash, end of period	$—
SUPPLEMENTAL DISCLOSURES:	—
CASH PAID FOR:	—
Interest	$—
Income taxes	$—

The accompanying notes are an integral part of these financial statements.

GARNET ISLAND ACQUISITION CORPORATION

Notes to Financial Statements

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Garnet Island Acquisition Corporation (“Garnet Island” or “the Company”) was incorporated on April 4, 2016 under the laws of the state of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. The Company has been in the developmental stage since inception and its operations to date have been limited to issuing shares to its original shareholders. The Company will attempt to locate and negotiate with a business entity for the combination of that target company with Garnet Island. The combination will normally take the form of a merger, stock-for-stock exchange or stock-for-assets exchange. In most instances the target company will wish to structure the business combination to be within the definition of a tax-free reorganization under Section 351 or Section 368 of the Internal Revenue Code of 1986, as amended. No assurances can be given that the Company will be successful in locating or negotiating with any target company. The Company has been formed to provide a method for a foreign or domestic private company to become a reporting company with a class of securities registered under the Securities Exchange Act of 1934.

BASIS OF PRESENTATION

The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of the Company’s management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects, and have been consistently applied in preparing the accompanying financial statements. The Company has not earned any revenue from operations since inception. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Enterprise” as set forth in ASC 915, “Development Stage Entities.” Among the disclosures required by ASC 915, are that the Company’s financial statements be identified as those of a development stage company, and that the statements of operations, stockholders’ equity and cash flows disclose activity since the date of the Company’s inception. The Company chose December 31 as its fiscal year end.

USE OF ESTIMATES

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The Company did not have cash equivalents as of April 20, 2016.

CONCENTRATION OF RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high quality banking institutions. The Company did not have cash balances in excess of the Federal Deposit Insurance Corporation limit as of April 20, 2016.

INCOME TAXES

Under ASC 740, “Income Taxes,” deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences

GARNET ISLAND ACQUISITION CORPORATION

Notes to Financial Statements

NOTE 1 — NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

are expected to be recovered or settled. Valuation allowances are established when it is more likely than not that some or all of the deferred tax assets will not be realized. As of April 20, 2016 there were no deferred taxes due to the uncertainty of the realization of net operating loss or carry forward prior to expiration.

LOSS PER COMMON SHARE

Basic loss per common share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the loss of the entity. As of April 20, 2016, there are no outstanding dilutive securities.

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company follows guidance for accounting for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. Additionally, the Company adopted guidance for fair value measurement related to nonfinancial items that are recognized and disclosed at fair value in the financial statements on a nonrecurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:

Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 inputs are unobservable inputs for the asset or liability. The carrying amounts of financial assets such as cash approximate their fair values because of the short maturity of these instruments.

NOTE 2 — GOING CONCERN

The Company has not yet generated any revenue since inception to date and has sustained operating losses during the period ended April 20, 2016. The Company had a working capital deficit of $1,000 and an accumulated deficit of $1,312 as of April 20, 2016. The Company’s continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations and/or obtaining additional financing from its members or other sources, as may be required.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raises substantial doubt about the Company’s ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

In order to maintain its current level of operations, the Company will require additional working capital from either cash flow from operations or from the sale of its equity. However, the Company currently has no commitments from any third parties for the purchase of its equity. If the Company is unable to acquire additional working capital, it will be required to significantly reduce its current level of operations.

GARNET ISLAND ACQUISITION CORPORATION

Notes to Financial Statements

NOTE 3 — RECENT ACCOUNTING PRONOUNCEMENTS

Adopted

On June 10, 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915). The amendments in this update remove the definition of a development stage entity from Topic 915, thereby removing the distinction between development stage entities and other reporting entities from U.S. GAAP. In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information on the statements of income, cash flows, and shareholder’s equity, (2) label the financial statements as those of a development stage entity, (3) disclose a description of the development stage activities in which the entity is engaged, and (4) disclose in the first year in which the entity is no longer a development stage entity that in prior years it had been in the development stage. Early adoption is permitted. The Company has adopted this accounting standard. The accounting pronouncement does not have a material effect on the financial statements.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force) and the United States Securities and Exchange Commission did not or are not believed by management to have a material impact on the Company’s present or future financial statements.

NOTE 4 — ACCRUED LIABILITIES

As of April 20, 2016, the Company had an accrued professional fee of $1,000.

NOTE 5 — STOCKHOLDERS’ DEFICIT

On April 4, 2016, the Company issued 20,000,000 founders common stock to two directors and officers. The Company is authorized to issue 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of April 20, 2016, 20,000,000 shares of common stock and no preferred stock were issued and outstanding.

LeGall Holdings Inc.

Financial Statements
Period Ended September 30, 2016

Page
Condensed Balance Sheet as of September 30, 2016 (unaudited)	F-11
Condensed Statements of Operations for the three months ended September 30, 2016 and for the period from April 4, 2016 (Inception) through September 30, 2016 (unaudited)	F-12
Condensed Statement of Cash Flows for the period from April 4, 2016 (Inception) through September 30, 2016 (unaudited)	F-13
Notes to Condensed Financial Statements (unaudited)	F-14 – F-18

LEGALL HOLDINGS INC.

Condensed Balance Sheet
(unaudited)

September 30, 2016
ASSETS
CURRENT ASSETS
Cash	$—
TOTAL ASSETS	$—
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES
Accrued liabilities	$1,000
Due to related party	11,973
Accrued interest – related party	180
Total current liabilities	13,153
STOCKHOLDERS' DEFICIT
Preferred Stock, $0.0001 par value 20,000,000 shares authorized; none issued and outstanding	—
Common stock; $0.0001 par value, 100,000,000 shares authorized; 5,500,000 shares issued and outstanding, at September 30, 2016	550
Discount on common stock	(550)
Additional paid-in capital	1,562
Accumulated deficit	(14,715)
Total stockholders' deficit	(13,153)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$—

The accompanying notes are an integral part of these financial statements.

LEGALL HOLDINGS INC.

Condensed Statement of Operations
(unaudited)

	For the Three-Months Ended September 30, 2016	For the period from April 4, 2016 (Inception) to September 30, 2016
REVENUES	$—	$—
OPERATING EXPENSES
Operating expenses	12,973	14,535
Total Operating Expenses	(12,973)	(14,535)
OPERATING LOSS	(12,973)	(14,535)
Interest expense	(180)	(180)
NET LOSS BEFORE INCOME TAXES	(13,153)	(14,715)
Provision for income taxes	—	—
NET LOSS	$(13,153)	$(14,715)
BASIC AND DILUTED LOSS PER SHARE	$(0.00)	$(0.00)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	19,000,000	19,389,610

The accompanying notes are an integral part of these financial statements.

LEGALL HOLDINGS INC.

Condensed Statement of Cash Flows
(unaudited)

For the period from April 4, 2016 (Inception) to September 30, 2016
OPERATING ACTIVITIES
Net loss	$(14,715)
Adjustments to reconcile net loss to net cash used in operating activities:
Expenses paid by stockholder on behalf of the Company	11,973
Interest incurred on due to related party	180
Expenses paid by stockholder and contributed as capital	1,562
Changes in operating assets and liabilities
Accrued liabilities	1,000
Net Cash Provided by (Used in) Operating Activities	—
NET INCREASE (DECREASE) IN CASH	—
CASH AT BEGINNING OF PERIOD	—
CASH AT END OF PERIOD	$—
SUPPLEMENTAL DISCLOSURES:
CASH PAID FOR:
Interest	$—
Income taxes	$—

The accompanying notes are an integral part of these financial statements.

LEGALL HOLDINGS INC.

Notes to Condensed Financial Statements
(unaudited)

NOTE 1 — DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Nature of Operations

LeGall Holdings, Inc (formerly Garnet Island Acquisition Corporation) (the “Company”) was incorporated on April 4, 2016 under the laws of the state of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions. The Company has been in the developmental stage since inception and its operations to date have been limited to issuing shares to its original shareholders. The Company will attempt to locate and negotiate with a business entity for the combination of that target company with Garnet Island. The combination will normally take the form of a merger, stock-for-stock exchange or stock-for-assets exchange. In most instances the target company will wish to structure the business combination to be within the definition of a tax-free reorganization under Section 351 or Section 368 of the Internal Revenue Code of 1986, as amended. No assurances can be given that the Company will be successful in locating or negotiating with any target company. The Company has been formed to provide a method for a foreign or domestic private company to become a reporting company with a class of securities registered under the Securities Exchange Act of 1934.

Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in U.S. dollars. The Company’s fiscal year-end is December 31.

The accompanying unaudited condensed financial statements have been prepared by the Company without an audit. In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at September 30, 2016, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally present in annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) were omitted pursuant to such rules and regulations. The results for the period from April 4, 2016 (Inception) to September 30, 2016, are not necessarily indicative of the results to be expected for the year ending December 31, 2016.

NOTE 2 — GOING CONCERN

The Company has not yet generated any revenue since inception to date and has sustained operating loss of $14,535 during the period from April 4, 2016 (Inception) to September 30, 2016. The Company had a working capital deficit of $13,153 and an accumulated deficit of $14,715 as of September 30, 2016. The Company's continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations and/or obtaining additional financing from its members or other sources, as may be required.

The accompanying unaudited condensed financial statements have been prepared assuming that the Company will continue as a going concern; however, the above condition raises substantial doubt about the Company's ability to do so. The unaudited condensed financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

In order to maintain its current level of operations, the Company will require additional working capital from either cash flow from operations or from the sale of its equity. However, the Company currently has no commitments from any third parties for the purchase of its equity. If the Company is unable to acquire additional working capital, it will be required to significantly reduce its current level of operations.

LEGALL HOLDINGS INC.

Notes to Condensed Financial Statements
(unaudited)

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents. There were no cash equivalents as of September 30, 2016.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high quality banking institutions. The Company did not have cash balances in excess of the Federal Deposit Insurance Corporation limit as of September 30, 2016.

Fair Value of Financial Instruments

In accordance with ASC 820, the carrying value of cash and cash equivalents and accounts payable approximates fair value due to the short-term maturity of these instruments. ASC 820 clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1 — Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2 — Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3 — Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The carrying amounts reported in the balance sheets for cash, accounts payable and accrued expenses approximate their fair market value based on the short-term maturity of these instruments.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Basic and Diluted Net income (Loss) per Share

Basic loss per common share excludes dilution and is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the loss of the entity. As of September 30, 2016, there are no outstanding dilutive securities.

LEGALL HOLDINGS INC.

Notes to Condensed Financial Statements
(unaudited)

NOTE 4 — ACCRUED LIABILITIES

As of September 30, 2016, the Company had accrued liabilities of $1,000 for professional fees.

NOTE 5 — RECENT ACCOUNTING PRONOUNCEMENTS

On November 20, 2015, FASB issued ASU-2015-17-Income Taxes. The Board is issuing this Update as part of its initiative to reduce complexity in accounting standards (the Simplification Initiative). The objective of the Simplification Initiative is to identify, evaluate, and improve areas of generally accepted accounting principles (GAAP) for which cost and complexity can be reduced while maintaining or improving the usefulness of the information provided to users of financial statements. Current GAAP requires an entity to separate deferred income tax liabilities and assets into current and noncurrent amounts in a classified statement of financial position. To simplify the presentation of deferred income taxes, the amendments in this Update require that deferred tax liabilities and assets be classified as noncurrent in a classified statement of financial position. The amendments in this Update apply to all entities that present a classified statement of financial position. The current requirement that deferred tax liabilities and assets of a tax-paying component of an entity be offset and presented as a single amount is not affected by the amendments in this Update. For public business entities, the amendments in this Update are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual reporting period. The Company is still in the process of evaluating future impact of adopting this standard.

On June 12, 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2015-10-Technical Corrections and Improvements. The amendments in this Update cover a wide range of Topics in the Codification. The amendments in this Update represent changes to make minor corrections or minor improvements to the Codification that are not expected to have a significant effect on current accounting practice or create a significant administrative cost to most entities. This Accounting Standards Update is the final version of Proposed Accounting Standards Update 2014-240-Technical Corrections and Improvements, which has been deleted. Transition guidance varies based on the amendments in this Update. The amendments in this Update that require transition guidance are effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. Early adoption is permitted, including adoption in an interim period. All other amendments will be effective upon the issuance of this Update. Management has determined that the impact of adopting this ASU is immaterial.

On April 30, 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2015-06 Earnings Per Share (Topic 260): Effects on Historical Earnings per Units of Master Limited Partnership Dropdown Transactions. Under Topic 260, Earnings Per Share, master limited partnerships (MLPs) apply the two-class method to calculate earnings per unit (EPU) because the general partner, limited partners, and incentive distribution rights holders each participate differently in the distribution of available cash. When a general partner transfers (or “drops down”) net assets to a master limited partnership and that transaction is accounted for as a transaction between entities under common control, the statements of operations of the master limited partnership are adjusted retrospectively to reflect the dropdown transaction as if it occurred on the earliest date during which the entities were under common control. The amendments in this Update specify that for purposes of calculating historical EPU under the two-class method, the earnings (losses) of a transferred business before the date of a dropdown transaction should be allocated entirely to the general partner interest, and previously reported EPU of the limited partners would not change as a result of a dropdown transaction. Qualitative disclosures about how the rights to the earnings (losses) differ before and after the dropdown transaction occurs also are required. This Accounting Standards Update is the final version of Proposed Accounting Standards Update EITF-14A Earnings Per Share Effects on Historical Earnings per Unit of Master Limited Partnership Dropdown Transactions (Topic 260), which has been deleted. Effective for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Earlier

LEGALL HOLDINGS INC.

Notes to Condensed Financial Statements
(unaudited)

NOTE 5 — RECENT ACCOUNTING PRONOUNCEMENTS  – (continued)

application is permitted. The amendments in this Update should be applied retrospectively for all financial statements presented. Management has determined that the impact of adopting this ASU is immaterial.

In January 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2015-01 Income Statement Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items. The objective of this Update is to simplify the income statement presentation requirements in Subtopic 225-20 by eliminating the concept of extraordinary items. Extraordinary items are events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence. Eliminating the extraordinary classification simplifies income statement presentation by altogether removing the concept of extraordinary items from consideration. This Accounting Standards Update is the final version of Proposed Accounting Standards Update 2014-220 Income Statement Extraordinary Items (Subtopic 225-20), which has been deleted. Effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The effective date is the same for both public business entities and all other entities. Management has determined that the impact of adopting this ASU is immaterial.

NOTE 6 — COMMON STOCK

On April 4, 2016, the Company issued 20,000,000 founders common stock to two prior directors, officers, and shareholders. On September 28, 2016, the Company redeemed 19,500,000 shares from the two prior owners.

On September 29, 2016, the Company issued 5,000,000 of its common stock to effect a change in control. These shares were issued to four executives in the Company.

The Company is authorized to issue 100,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of September 30, 2016, 5,500,000 shares of common stock and no preferred stock were issued and outstanding.

NOTE 7 — DUE TO RELATED PARTY

As of September 30, 2016, the Company had $11,973 of due to related-party primarily as a result of operating expenses paid by Portia LeGall, the Company’s Chief Executive Officer. There was no written agreement for the balance due which bares 6% interest annually. Interest expense amounted to $180 for the three months ended September 30, 2016 and for the period from April 4, 2016 (inception) through September 30, 2016.

NOTE 8 — SUBSEQUENT EVENTS

Management has evaluated subsequent events, accordance with FASB ASC Topic 855, “Subsequent Events”, through February 15, 2017, the date which the financial statements were available to be issued. See below for material subsequent events:

On October 7, 2016, the Company issued 20,000 shares of its common stock, for cash, at $0.0001 per share.

On October 8, 2016, the Company issued 90,000 shares of its common stock, for cash, at $0.0001 per share.

On October 14, 2016, the Company issued 10,000 shares of its common stock, for cash, at $0.0001 per share.

On October 18, 2016, the Company issued 180,000 shares of its common stock, for cash, at $0.0001 per share.

On October 19, 2016, the Company issued 10,000 shares of its common stock, for cash, at $0.0001 per share.

On October 20, 2016, the Company issued 40,000 shares of its common stock, for cash, at $0.0001 per share.

LEGALL HOLDINGS INC.

Notes to Condensed Financial Statements
(unaudited)

NOTE 8 — SUBSEQUENT EVENTS  – (continued)

On October 22, 2016, the Company issued 40,000 shares of its common stock, for cash, at $0.0001 per share.

On October 23, 2016, the Company issued 10,000 shares of its common stock, for cash, at $0.0001 per share.

On October 24, 2016, the Company issued 30,000 shares of its common stock, for cash, at $0.0001 per share.

On October 25, 2016, the Company issued 50,000 shares of its common stock, for cash, at $0.0001 per share.

On October 26, 2016, the Company issued 10,000 shares of its common stock, for cash, at $0.0001 per share.

On November 30, 2016, the Company issued 10,000 shares of its common stock, for cash, at $0.0001 per share.

PART II

Item 13. Other expenses of Issuance and Distribution

The following table sets forth the Company’s expenses in connection with this registration statement. All of the listed expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Registration Fees	$—
Edgarizing fees	$—
Transfer agent fees	$—
Accounting fee	$—
Legal fees	$—

Item 14. Indemnification of Directors and Officers

The Company's Certificate of Incorporation, By-Laws and other contracts provide for indemnification of its officers, directors, agents, fiduciaries and employees. These provisions allow the Company to pay for the expenses of these persons in connection with legal proceedings brought because of the person's position with the Company, if the person is not ultimately adjudged liable to the Company for misconduct in the action. Generally, no indemnification may be made where the person has been determined to have intentionally, fraudulently or knowingly violated the law.

The Company does not believe that such indemnification affects the capacity of such person acting as officer, director or control person of the Company.

Item 15. Recent Sales of Unregistered Securities

The Company has issued the following securities in the last three (3) years. Such securities were issued pursuant to exemptions from registration under Section 4(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering, as noted below. Each of these transactions was issued as part of a private placement of securities by the Company in which (i) no general advertising or solicitation was used, and (ii) the investors purchasing securities were acquiring the same for investment purposes only, without a view to resale.

Since inception, the Company has issued the following shares of common stock:

The Company issued 20,000,000 shares on its formation in April 2016 to each of James Cassidy and James McKillop of which all but 500,000 shares were redeemed pro rata.

As part of a change in control of the Company, on September 29, 2016 the Company issued 5,000,000 shares of common stock to:

Portia R. LeGall	3,750,000
Terrence G. LeGall	650,000
Tara P. LeGall	500,000
Terrence G.M. LeGall	100,000

From October 7th through November 30th, 2016, the Company issued 500,000 shares of its common stock to 35 shareholders, sold at PAR ($.0001 per share) for $50 total consideration.

The following table sets forth ownership of shares held by each investor person who is a selling shareholder.

	Before Offering	After Offering
Name of Selling Shareholder	# Shares	Percent(1)	# Shares	Percent
CHRISTIAN SANCHEZ	10,000	*	0	0%
REGINALD TYLER	10,000	*	0	0%
RICHARD B. HOLMES	10,000	*	0	0%
WILLIAM SEARIGHT	10,000	*	0	0%
DAPHNE BOLDEN	10,000	*	0	0%
JOHN JONES	10,000	*	0	0%
GERTRUDE ETTA	10,000	*	0	0%
BRIAN A. NANDY	10,000	*	0	0%
SIDDEEQ WILLIAMS	10,000	*	0	0%
DUANE JEFFERSON	10,000	*	0	0%
JERLINE E. KELLY	10,000	*	0	0%
DEREK ELAH THOMPSON	10,000	*	0	0%
JOHN C. ARNOLD	10,000	*	0	0%
KOI D. KIRK	10,000	*	0	0%
STEPHEN E. TARVER IV	10,000	*	0	0%
LIBNI REYES	10,000	*	0	0%
GUILLAME LAFOREST	10,000	*	0	0%
DARYL SCALES	10,000	*	0	0%
JULVIA M. FIGUEROA	10,000	*	0	0%
CRYSTAL ALLEN	10,000	*	0	0%
THERMAN EVANS	10,000	*	0	0%
MICHAEL S. BROWN	10,000	*	0	0%
JOSEPH J. DELSOIN	10,000	*	0	0%
NATHAN HOLLIS	10,000	*	0	0%
CHRISTINA NOVELLI	10,000	*	0	0%
KATHY MEDRANO	10,000	*	0	0%
DAVID YAMOAH	20,000	*	0	0%
TYRONE DOTSON	10,000	*	0	0%
MICHELLE JENKINS	10,000	*	0	0%
MONIQUE JONES	20,000	*	0	0%
MICHAEL STARKS	20,000	*	0	0%
ALEX WASHINGTON	40,000	*	0	0%
CYNTHIA WHITLEY	50,000	*	0	0%
ROLAND D. CASSEY	50,000	*	0	0%
MARYSE ELISCARD	20,000	*	0	0%
JAMES CASSIDY	250,000	4.17%	0	0%
JAMES MCKILLOP	250,000	4.17%	0	0%
TOTAL	1,000,000

*	Less than 1%.
(1)	Based on 6,000,000 shares outstanding as of the date of this prospectus.

The offer and sale of all shares of our common stock listed above were affected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Regulation S promulgated under the Securities Act. The investors acknowledged the following: the investor is not a United States Person, nor is the investor acquiring the shares directly or indirectly for the account or benefit of a United States Person. None of the funds used by the investor to purchase the shares have been obtained from United States Persons.

“United States Person” within the meaning of U.S. tax laws, means a citizen or resident of the United States, any former U.S. citizen subject to Section 877 of the Internal Revenue Code, any corporation, or partnership organized or existing under the laws of the United States of America or any state, jurisdiction, territory or possession thereof and any estate or trust the income of which is subject to U.S. federal income tax irrespective of its source, and within the meaning of U.S. securities laws, as defined in Rule 902(o) of Regulation S, means:

(i) any natural person resident in the United States; (ii) any partnership or corporation organized or incorporated under the laws of the United States; (iii) any estate of which any executor or administrator is a U.S. person; (iv) any trust of which any trustee is a U.S. person; (v) any agency or branch of a foreign entity located in the United States; (vi) any non-discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a U.S. person; (vii) any discretionary account or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated, or (if an individual) resident in the United States; and (viii) any partnership or corporation if organized under the laws of any foreign jurisdiction, and formed by a U.S. person principally for the purpose of investing in securities not registered under the Securities Act, unless it is organized or incorporated, and owned, by accredited investors (as defined in Rule 501(a)) who are not natural persons, estates or trusts.

Each of the individuals or entities had access to information about our business and financial condition and was deemed capable of protecting their own interests. The securities were issued pursuant to the private placement exemption provided by Regulation S and/or Rule 506 of the Securities Act. These are deemed to be “restricted securities” as defined in Rule 144 under the Securities Act and the stock certificates bear a legend limiting the resale thereof.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBITS

Certain exhibits listed below are incorporated by reference as so marked with the date and filing with which such exhibits were filed with the Securities and Exchange Commission)

3.1	Certificate of Incorporation (exhibit to Form 10-12G filed May 2, 2016)
3.2	By-laws (exhibit to Form 10-12G filed May 2, 2016)
3.3	Sample stock certificate (exhibit to Form 10-12G filed May 2, 2016)
5.0*	Opinion of Counsel on legality of securities being registered
23.1	Consent of Independent PCOAB public accounting firm.
23.2	Consent of Attorney (filed as part of Exhibit 5.0)

*	To be filed by amendment.

Item 17. Undertakings

Pursuant to Rule 415 under the Securities Act of 1933 (as amended and updated from time to time)

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which it offers or sales securities, a post-effective amendment to this registration statement;
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
ii.	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
iii.	To include any additional material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to this offering, other than registration statements relying on Rule 403B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.:
i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to this offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to this offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Undertaking Request for acceleration of effective date or filing of registration statement becoming effective upon filing.

The undersigned registrant hereby undertakes:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Linden, New Jersey on February 22, 2017.

LEGALL HOLDINGS, INC.

/s/ LeGall, Portia

President and Co-Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Portia LeGall	Principal Executive Officer	February 22, 2017
/s/ Portia LeGall	Principal Financial Officer	February 22, 2017
/s/ Portia LeGall	Principal Accounting Officer	February 22, 2017
/s/ Portia LeGall	Director	February 22, 2017